UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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CERNER CORPORATION
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April 29, 2019

Dear fellow Cerner shareholders:

I am pleased to invite you to attend the Annual Shareholder Meeting to be held on May 30, 2019 at 10:00 a.m., in The Cerner Round Auditorium located at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

This meeting will give shareholders a forum to receive an update on the Company's performance and to ask questions about other topics of importance. Cerner is fortunate to be in a sector-health information technology-that we believe is bolstered by some of the most powerful and reliable drivers of sustainable performance in any industry. As the world's populations steadily grow, rising living standards are creating greater demand for quality, affordable health care, and the vast opportunity for technology to play a significant role in improving health care while reducing costs. These macro factors should fuel demand for Cerner® solutions.

The Board recently welcomed four new independent directors - John J. Greisch, George A. Riedel, Melinda J. Mount and R. Halsey Wise. With Denis A. Cortese's upcoming retirement, the previously announced retirement of co-founder Clifford W. Illig, and the additions of the four new directors, Cerner will have refreshed more than one half of its Board since 2017.

At Cerner's 2019 annual shareholders' meeting, four directors are up for re-election, including two of our recently added directors. We will also be voting on the ratification of the appointment of KMPG LLP, the compensation of our Named Executive Officers, and the amendment and restatement of our omnibus equity incentive compensation plan, including the authorization of additional shares.

It has been an interesting and eventful first year of my tenure. During this time, our leadership team and I have reviewed nearly every facet of Cerner. I believe the company is poised for the next phase of growth by virtue of the following:

•	A new "Greenhouse" R&D organization will operate as an incubator and develop and cross-pollinate Cerner solutions across the client base.

•
Our newly created Strategic Growth organization is focused on capturing growth from 'megatrends' affecting health care and the significant market opportunities outside the core electronic health record market.

•	We have streamlined operations to be more efficient, highly collaborative and consistent with best practices.

Another important component of my first year was delivering better returns to our shareholders via an enhanced capital allocation program. Given our strong balance sheet and confidence in our future, Cerner has been repurchasing shares and recently announced an amendment to our stock repurchase program, authorizing the repurchase of an additional $1.2 billion of shares of common stock. We also recently announced our intent to initiate a quarterly dividend, which further underscores our commitment to shareholder returns.

We believe that our actions in the past year demonstrate our commitment to a renewed client focus, strong operations, improved governance, and enhanced shareholder returns. We therefore ask for your voting support (FOR) each matter presented on your proxy card.

On behalf of the entire Board of Directors, thank you for your continued support of Cerner.

Brent Shafer
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF 2019 ANNUAL SHAREHOLDERS' MEETING
MAY 30, 2019

TO OUR SHAREHOLDERS:

The 2019Annual Shareholders' Meeting of Cerner Corporation will be held on Thursday, May 30, 2019, at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, for the following purposes:

1.	To elect four Class III Directors: Gerald E. Bisbee, Jr., Ph.D., M.B.A., Linda M. Dillman, George A. Riedel, M.B.A. and R. Halsey Wise, M.B.A., each to serve for a three-year term (see Proposal #1);

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2019 (see Proposal #2);

3.	To conduct an advisory vote to approve the compensation of our Named Executive Officers (see Proposal #3);

4.
To approve the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan (Proposal #4); and

5.	Any other business that may properly come before the 2019 Annual Shareholders' Meeting or any postponement or adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

The holder of record of each share of our common stock at the close of business on Tuesday, April 30, 2019, is entitled to receive notice of and to vote at the 2019 Annual Shareholders' Meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the 2019 Annual Shareholders' Meeting only if the holder is present in person or by valid proxy.

It is important that your shares be voted at the 2019 Annual Shareholders' Meeting. Even if you plan to attend the 2019 Annual Shareholders' Meeting, the Board of Directors of Cerner Corporation requests that you submit your proxy by telephone or the Internet or by marking, signing, dating and promptly mailing the Proxy Card or voting instruction form in the enclosed postage prepaid envelope.

A copy of our 2018 Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed and available at www.cerner.com and www.proxyvote.com. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary

You may submit your proxy by telephone, via the Internet or by completing, signing, dating and mailing your Proxy Card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy. If you are present at the meeting, you may choose to vote your shares in person, and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Shareholders' Meeting to be held on May 30, 2019: The 2019 Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2019 ANNUAL SHAREHOLDERS' MEETING
MAY 30, 2019

This Proxy Statement, which is first made available on or about April 29, 2019, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the 2019 Annual Shareholders' Meeting of the Company to be held on May 30, 2019, commencing at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on Cerner's campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any postponement or adjournment thereof (the "2019 Annual Shareholders' Meeting"). Your vote is very important. For this reason, the Board is requesting that you allow your shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be represented at the 2019 Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of Common Stock if our records show that you held your shares as of the close of business on Tuesday, April 30, 2019, the record date for our meeting. At the close of business on April 11, 2019, 325,406,145 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Your Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the voting instruction form provided by such broker, bank or other nominee.

How do I vote?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name or through the Cerner Corporation Foundations Retirement Plan), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. These instructions should indicate if Internet or telephone voting is available and, if so, provide details regarding how to use those systems to submit your voting instructions. Additionally, you may vote these shares in person at the 2019 Annual Shareholders' Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote these shares in person at the 2019 Annual Shareholders' Meeting.

If you hold your shares in your own name (i.e., as a holder of record), you may vote in person at the meeting or submit your proxy over the Internet, by telephone, in person or by mail. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.    By Internet:  To submit your proxy by Internet, go to www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Wednesday, May 29, 2019.

2.    By Telephone:  You may submit your proxy by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Wednesday, May 29, 2019. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

3.    By Mail: You may instruct the persons named as proxies how to vote your Common Stock by completing, signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Thursday, May 30, 2019, the day of the 2019 Annual Shareholders' Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Wednesday, May 29, 2019, the last business day before the 2019 Annual Shareholders' Meeting.

4.    In Person:  Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the methods above prior to the meeting and still attend the 2019 Annual Shareholders' Meeting. In all cases, a vote at the 2019 Annual Shareholders' Meeting will revoke any prior votes.

In order to vote, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you submit your proxy by Internet or telephone, you do not need to return a Proxy Card.

How do I vote if my shares are held in the Cerner Corporation Foundations Retirement Plan?
If you hold any shares in the Cerner Corporation Foundations Retirement Plan (the "401(k) Plan"), you are receiving, or are being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least three business days prior to the 2019 Annual Shareholders' Meeting in order to count. In accordance with the terms of the 401(k) Plan, the trustee will vote all of the shares held in the 401(k) Plan in the same proportion as the actual proxy votes submitted by 401(k) Plan participants as of 11:59 p.m. (ET) on Friday, May 24, 2019. We encourage you to provide instructions to the trustee regarding the voting of your shares.

How may I revoke or change my proxy instructions?
If you are a shareholder of record and you submit a proxy with your voting instructions, and later desire to revoke or change your voting instructions (prior to the 2019 Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Following the telephone or Internet voting instructions on how to revoke or change your voting instructions by telephone or logging in and resubmitting your vote;

2. Completing, signing and returning another signed Proxy Card with a later date that we receive before 10:00 a.m. (CT) on Thursday, May 30, 2019; or

3. Attending the 2019 Annual Shareholders' Meeting and voting your shares in person.

Your attendance at the 2019 Annual Shareholders' Meeting will not automatically revoke your proxy unless you vote again at the 2019 Annual Shareholders' Meeting or specifically request that your prior proxy be revoked by delivering to the Corporate Secretary a written notice of revocation prior to the 2019 Annual Shareholders' Meeting.

If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly-received and timely voted proxy or ballot will be the vote that is counted.

How are votes counted?
The 2019 Annual Shareholders' Meeting will be held if a quorum represented by a majority of our outstanding shares entitled to vote is represented at the meeting, either in person or by properly executed proxy. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Broker non-votes (which are discussed below) will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present or represented by proxy, the 2019 Annual Shareholders' Meeting may be adjourned from time to time, without notice other than announcement at the meeting, until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the 2019 Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the 2019 Annual Shareholders' Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy.

If you are a beneficial shareholder and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP (Proposal #2) as the Company's independent registered public accounting firm, even if the broker, bank or other nominee does not receive voting instructions from you.

Brokers, banks and other nominees do not have discretionary voting rights with respect to the election of Directors (Proposal #1), the advisory vote to approve the compensation of our Named Executive Officers (Proposal #3), or the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #4). Therefore, if you do not instruct your broker, bank or other nominee how you would like your shares voted with respect to these proposals, your shares will not be voted on such proposals.

May I attend the 2019 Annual Shareholders' Meeting?
If you were a holder of record on the record date, Tuesday, April 30, 2019, you may attend and vote at the 2019 Annual Shareholders' Meeting. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your broker, bank or other nominee.

If you are unable to attend the meeting in person, you may listen to the meeting via audio webcast through Cerner's website, www.cerner.com. Please go to our website prior to the annual meeting for details, which can be found under Investor Relations (Presentations and Webcasts). For those who cannot listen to the live broadcast, a replay will be available shortly after the meeting.

What vote is required?
With respect to Proposal #1 (the election of Directors), you may vote "For" or "Against" each of the nominees for Director, or you may "Abstain" from voting for one or more nominees. In an uncontested Director election, such as this one, the affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed below under "Consideration of Director Nominees - Majority Voting for Directors." Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees. No shareholder may vote in person or by proxy for more than four nominees at the 2019 Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be required for:

• the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);
• the approval of the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan (Proposal #4); and
• any other proposal that might properly come before the meeting.

This means that of the shares present in person or by proxy and entitled to vote at the meeting, a majority of them must be voted "For" the proposal for it to be approved. With respect to Proposal #s 2, 3 and 4, you may vote "For," "Against" or "Abstain." Abstentions and broker non-votes are considered to be "present" and "entitled to" vote at the meeting with respect to Proposal #s 2, 3 and 4, and as a result, abstentions and broker non-votes will have the same effect as a vote "Against" these proposals. However, as discussed above, brokers, banks and other nominees may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm (Proposal #2), so no broker non-votes are expected for this proposal.

The results of the vote on Proposal #3 (the advisory say-on-pay vote on the compensation of our Named Executive Officers) is not binding on the Board, whether or not the proposal is approved at the 2019 Annual Shareholders' Meeting. In evaluating the shareholder vote on this advisory resolution, the Board will consider the voting results in their entirety.

How does the Board recommend that I vote?
The Board recommends a vote in favor of:

• each nominee included in this Proxy Statement for Director (Proposal #1);
• the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2019 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3); and
• the approval of the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan (Proposal #4).

Who pays the cost of this proxy solicitation?
This Proxy Statement and the accompanying proxy card are being furnished to shareholders in connection with the solicitation of proxies by the Board of the Company. We will bear all costs of solicitation of such proxies.

In addition to solicitation of proxies by mail, our Directors, officers and associates (employees), at no additional compensation, may solicit proxies from shareholders by telephone, email, Internet or in person. We will request brokers, banks, custodians, fiduciaries and other nominees to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

What does it mean if I receive more than one proxy card or voting instruction form?
It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or voting instruction form or, if you vote via the Internet or by telephone, vote once for each proxy card or voting instruction form you receive to ensure that all of your shares are voted.

How can I receive my proxy materials by e-mail in the future?
This year we are mailing paper copies of our proxy materials to all shareholders, including to those who have previously elected to receive proxy materials by e-mail. If you have previously elected to receive your proxy materials by e-mail, there is no need to opt in again, and you will receive future copies of proxy materials by e-mail. For those who have not yet opted to receive your proxy materials by e-mail but would like to do so for future annual shareholders' meetings, you can elect to receive an e-mail with links to these documents, your control number and instructions for voting over the Internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If you would like to sign up to receive our proxy materials by e-mail in the future, you can choose this option by:

• following the instructions on your Proxy Card or voting instruction form; or
• following the instructions provided when you submit your proxy over the Internet.

Your election to receive proxy materials by email will remain in effect until you terminate it.

Who should I call if I have questions?	If you have questions about the 2019 Annual Shareholders' Meeting or voting, please call our Corporate Secretary, Randy D. Sims, at (816) 221-1024.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Shareholders' Meeting to be held on May 30, 2019: The 2019 Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com and www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Effective April 8, 2019, the Board increased the size of the Board from eight to eleven Directors, and, in connection therewith, expanded the number of Directors comprising each of Class II and Class III by one and two, respectively. As part of the Board's planned refreshment, it appointed each of John J. Greisch and R. Halsey Wise to the Board. In addition, the Board appointed Melinda J. Mount and George A. Riedel, who were recommended by one of our shareholders and appointed to the Board in accordance with a cooperation agreement with such shareholder as further explained in the next section. Mr. Riedel and Mr. Wise were each appointed as Class III Directors, and Mr. Greisch and Ms. Mount were each appointed as Class II Directors, with Mr. Greisch filling the existing vacancy in Class II left by Clifford W. Illig, who retired from the Board in January 2019. The size of the Board will be decreased to ten Directors immediately prior to the 2019 Annual Shareholders' Meeting upon Denis A. Cortese's retirement.

Our Board is divided into three classes, with each of the classes serving staggered terms of three years. The terms of our Class III Directors will expire at this year's 2019 Annual Shareholders' Meeting. Those elected as Class III Directors this year will serve as Directors until the 2022 Annual Shareholders' Meeting. The terms of the Class I and Class II Directors will expire at the 2020 and 2021 Annual Shareholders' Meetings, respectively. Proxies cannot be voted for a greater number of persons than the number of nominees named for Class III.

The Board has determined that all ten current non-employee Directors of the Board are independent as required by the rules of the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market LLC ("Nasdaq"). The names and biographies of the Company's current Directors and nominees for election as Class III Directors, except for Dr. Cortese who is not standing for re-election to the Board and who will retire from the Board immediately prior to the 2019 Annual Shareholders' Meeting, are set forth below. Ages provided are as of the date of our 2019 Annual Shareholders' Meeting.

Agreement with Starboard Value LP

On April 9, 2019, the Company announced that it entered into an agreement (the "Agreement") with Starboard Value LP and certain of its affiliates named therein (collectively, "Starboard") regarding the composition of the Company's Board, among other matters. Under the terms of the Agreement, effective immediately, John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise were appointed to the Board. Messrs. Greisch and Wise were both identified by our NG&PP Committee (defined below) as part of our ongoing search effort to refresh the Board with highly qualified candidates. Ms. Mount and Mr. Riedel were introduced to members of the NG&PP Committee by representatives of Starboard. The Agreement further provides, among other things, that at the 2019 Annual Shareholders' Meeting Starboard would vote all shares of common stock beneficially owned by it in favor of the Company's nominees for election to the Board and would vote in accordance with the Board's recommendation on all other proposals, subject to certain conditions. A complete copy of the Agreement is filed as Exhibit 10.1 to the Company's current report on Form 8-K filed with the SEC on April 9, 2019.

CLASS I (Serving for a Term to Expire at the 2020 Annual Shareholders' Meeting)

Dr. Gerberding has been a member of the Board of Directors of the Company since March 2017. She has been the Executive Vice President and Chief Patient Officer, Strategic Communications, Global Public Policy and Population Health of Merck & Co., Inc. ("Merck") (NYSE: MRK) since July 2016. Merck is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products, which it markets directly and through its joint ventures. In this position, Dr. Gerberding is responsible for Merck's global public policy, corporate responsibility and communications functions, as well as the Merck Foundation and the Merck for Mothers program. Dr. Gerberding also leads new partnership initiatives that accelerate Merck's ability to contribute to improved population health, a measure of impact that is increasingly valued by governments and other global health organizations.

Dr. Gerberding joined Merck as President of Merck Vaccines in January 2010 and was promoted to Executive Vice President for Strategic Communications, Global Public Policy and Population Health in December 2015. Prior to joining Merck, Dr. Gerberding served as Director of the U.S. Centers for Disease Control and Prevention ("CDC") from 2002-2009 and before that served as Director of the Division of Healthcare Quality Promotion. Before joining the CDC, Dr. Gerberding was a tenured faculty member in Infectious Diseases at the University of California at San Francisco ("UCSF"). She continues as an Adjunct Associate Clinical Professor of Medicine at UCSF.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Gerberding should serve as a Director: her medical and science-based professional background and experience, current and previously held senior-executive level leadership positions at a global public company, her knowledge of and experience with global public policy, health care leadership and population health, her information protection (data privacy and cybersecurity) expertise, and her independence from the Company.

Julie L. Gerberding, M.D., M.P.H. (Age 63) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

Mr. Shafer joined the Company as Chairman of the Board and Chief Executive Officer in February 2018. Prior to joining the Company, he served as Chief Executive Officer of Philips North America, a health technology company and the North American division of Koninklijke Philips N.V. ("Philips") (NYSE: PHG), since February 2014. In that position, Mr. Shafer led an organization of 17,000 employees and oversaw a health technology portfolio that included a broad range of solutions and services covering patient monitoring, imaging, clinical informatics, sleep and respiratory care as well as a group of market-leading consumer-oriented brands. For 12 years, Mr. Shafer played a key role in helping Philips develop and strengthen its health care focus, increase its profitability and grow its market share. Prior to his most recent position, Mr. Shafer served as Chief Executive Officer of the global Philips' Home Healthcare Solutions business, a home healthcare services provider with 6,000 employees, from May 2010 until May 2014, as Chief Executive Officer of the North America region for Royal Philips Electronics from January 2009 until May 2010, and as President and Chief Executive Officer of the Healthcare Sales and Service business for Philips North America from May 2005 until May 2010. Prior to

Brent Shafer (Age 61)

joining Philips, Mr. Shafer served in various senior leadership positions with other companies, including Hill-Rom (NYSE: HRC), GE Medical Systems (NYSE: GE) and Hewlett-Packard (NYSE: HPE).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Shafer should serve as a Director: his appointment as CEO of the Company, his significant experience in senior-executive level leadership positions of the health care technology division of a large, publicly traded company, his leadership in the growth and strategies of a complex, multinational organization over a number of years, his experience in global business, his commitment to innovation, and his knowledge of and experience from the provider and supplier side of the health care industry.

Mr. Zollars has been a member of the Board of Directors of the Company since May 2005. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as YRC Freight) (Nasdaq: YRCW), which positions he held from November 1999 to July 2011. Prior to that, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars also serves on the boards of directors of Prologis, Inc. (NYSE: PLD) and CIGNA Corporation (NYSE: CI).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements.

William D. Zollars (Age 71) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee • Finance & Strategy Committee

CLASS II (Serving for a Term to Expire at the 2021 Annual Shareholders' Meeting)

Mr. Daniels has been a member of the Board of Directors of the Company since December 2013. Mr. Daniels is the 12th President of Purdue University, a post he assumed in January 2013, at the conclusion of his term as Governor of Indiana. He was elected Indiana's 49th governor in 2004 in his first bid for any elected office. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. As governor, Mr. Daniels spearheaded a host of reforms aimed at strengthening the Indiana economy, and improving the ethical standards, fiscal condition and performance of state government. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. He served as the Chief Executive Officer of the Hudson Institute and as President of Eli Lilly & Company's North American Pharmaceutical Operations (NYSE: LLY). He also served as Chief of Staff to Senator Richard Lugar, a senior advisor to President Ronald Reagan, and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as a member of the boards of directors of Energy Systems

Mitchell E. Daniels, Jr., J.D. (Age 70) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Network, Norfolk Southern Corporation (NYSE: NSC) and Urban Institute. He served on the board of directors of Interactive Intelligence Group, Inc. (formerly Nasdaq: ININ) from 2015 to 2016.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should serve as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, his health care business and operations experience, his extensive understanding of financial statements, and his experience with global business.

Mr. Greisch is the former President & Chief Executive Officer of Hill-Rom Holdings, Inc. ("Hill-Rom") (NYSE: HRC), a global medical technology company, a position he held from January 2010 until his retirement in May 2018. Prior to Hill-Rom, Mr. Greisch was President International Operations for Baxter International, Inc. ("Baxter") (NYSE: BAX), a position he held from 2006 until 2009. During his tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of its BioScience division. Before his time with Baxter, he was President and Chief Executive Officer for FleetPride Corporation. Prior to that, he held various positions at The Interlake Corporation, including serving as President of its Materials Handling Group. Mr. Greisch currently serves on the Board of Directors of Catalent, Inc. (NYSE: CTLT) and, Idorsia Pharmaceuticals Ltd. (SIX Swiss Exchange: IDIA) and previously served on the boards of Hill-Rom (NYSE: HRC), Actelion Ltd, TomoTherapy, Inc. (formerly Nasdaq: TOMO), and The Advanced Medical Technology Association (AdvaMed). Additionally, he serves as a senior advisor to TPG Capital and is on the board of directors for the Ann & Robert H. Lurie Children's Hospital of Chicago.

The following experience, qualifications, attributes and/or skills let the Board to conclude that Mr. Greisch should serve as a Director: his experience in multiple roles in global public health care companies, including serving as Chief Executive Officer and Chief Financial Officer, his health care business and operations experience, experience in preparing and analyzing complex public company financial statements, experience on the board of directors of private and public companies, and independence.

John J. Greisch, M.B.A. (Age 63) Member of the: • Audit Committee • Finance & Strategy Committee (Chairperson)

Ms. Mount most recently served as President of AliphCom, Inc. (d/b/a Jawbone), a consumer technology and wearable products company, which position she held from June 2013 until February 2014. Previously, she held various senior level positions at Microsoft Corporation ("Microsoft") (Nasdaq: MSFT), including Corporate Vice President and Chief Financial Officer of the Online Services Division, from 2010 until May 2013, and Corporate Vice President of Operations and Finance and Chief Financial Officer of the Entertainment and Device Division, from 2006 until 2010. Prior to joining Microsoft, Ms. Mount served as the Vice President of Strategy and Development at Time Warner, Inc. ("Time Warner") (formerly NYSE: TWX), from 1995 until 2001, and then as Executive Vice President and Co-Managing Director of the United Kingdom Division of AOL Inc. (formerly NYSE: AOL), a web portal and online service provider and a subsidiary of Time Warner, from 2001 until 2003. Prior to that, she served as Vice President of Mergers and Acquisitions at Morgan Stanley (NYSE: MS) from 1987 until 1995. Ms. Mount has served as a member of the board of directors

Melinda J. Mount, M.B.A. (Age 59) Member of the: • Audit Committee • Finance & Strategy Committee

of Technicolor S.A. (TCH: FP) since April 2016, and currently serves as Vice Chairman of the board, and has served as a member of the board of the directors of the Learning Care Group, Inc. since December 2014. Ms. Mount has also served as a member of the Board of Dean’s Advisors at Harvard Business School since April 2015.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Mount should serve as a Director: her extensive financial and operations experience developing innovative solutions for driving growth and profit in both the start-up and Fortune 100 company settings, and her experience in senior leadership positions of global private and public companies.

CLASS III (Serving for a Term to Expire at the 2019 Annual Shareholders' Meeting)

Dr. Bisbee has been a member of the Board of Directors of the Company since February 1988. He is the co-founder and Executive Chairman of The Health Management Academy ("The Academy"), a network of executives from the nation's largest integrated health systems and the industry's most innovative companies striving to shape the future of health care. The Academy facilitates the exchange of best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. Prior to assuming the role of Executive Chairman in September 2018, Dr. Bisbee served as Chairman and Chief Executive Officer of The Academy for more than five years. Dr. Bisbee was Chairman of the Board of Directors, Chief Executive Officer and President of ReGen Biologics, Inc. ("ReGen") (OTCMKTS: RGBOQ) from 1998 to September 2011. Dr. Bisbee was President, Chief Executive Officer and a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002, when ReGen and Aros Corporation merged. ReGen filed for protection under Chapter 11 of the United States Bankruptcy Code in April 2011 and substantially all of the business and assets of ReGen were purchased by Sports Medicine Holdings Company, LLC in June 2011. Prior to 1989, Dr. Bisbee was Director of the Healthcare Group at Kidder, Peabody & Co.; President of the Hospital Research and Educational Trust (the research and development arm of the American Hospital Association); and a faculty member in graduate management programs at Yale University and Northwestern University.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve and be nominated as a Director: his medical, financial and health care-based professional background and experience, current and previously held leadership positions in medical and health care-related entities, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with health care research and specialized expertise in public company accounting and mergers and acquisitions.

Gerald E. Bisbee, Jr., Ph.D., M.B.A. (Age 76) Member of the: • Audit Committee (Chairperson) • Nominating, Governance & Public Policy Committee

Ms. Dillman has been a member of the Board of Directors of the Company since May 2010. She is the former Chief Information Officer of QVC, Inc. (NYSE: QVCD), a role she held from January 2012 until she retired in January 2017. QVC, Inc. is one of the largest multimedia retailers in the world, broadcasting live 24 hours a day, 364 days a year. Prior to joining QVC, Inc., Ms. Dillman was Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company (NYSE: HPQ) from August 2009 through January 2012. From April 2006 through July 2009, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc. (NYSE: WMT), and prior to that, from August 2002 to April 2006, she held the position of Executive Vice President and Chief Information Officer of Wal-Mart Stores, Inc. She held various positions within Wal-Mart Stores, Inc. from 1991-2002.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should serve and be nominated as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies, Cerner board experience, board attendance and participation, and her extensive knowledge of information technology, information protection (data privacy and cybersecurity), human resources and health care insurance and health care plans for large employers.

Linda M. Dillman (Age 62) Member of the: • Compensation Committee (Chairperson)

Mr. Riedel has served on the Board of Directors of Xperi Corporation (NASDAQ:XPER) (f/k/a Tessera Holding Corporation ("Tessera Holding")), a creator, developer and licensor of innovative audio, computational imaging, computer vision and semiconductor packaging and interconnect technologies, since December 2016 when Tessera Technologies, Inc. ("Tessera") and DTS, Inc. became wholly owned subsidiaries of Tessera Holding pursuant to a merger. Prior to the merger, he had served on the Board of Directors of Tessera (formerly NASDAQ:TSRA) since May 2013. Mr. Riedel is also a professor at Harvard Business School, a position he has held since January 2018. Mr. Riedel previously served as the Chairman of the Board of Directors of Accedian Networks Inc., a performance assurance solution specialist for mobile networks and enterprise-to-data center connectivity, from 2010 until March 2017, when it was sold to Bridge Growth Partners. He also served as the Chairman and Chief Executive Officer of Cloudmark, Inc., a leader in security, protecting traffic, data and infrastructure from network threats ("Cloudmark"), until January 2017. Mr. Riedel joined the Cloudmark Board in June 2013, became Chairman in January 2014 and CEO in December 2014. He also previously served on the Boards of Directors of NextDocs Corporation, a clinical trial and compliance management software company from July 2013 to April 2015, PeerApp Ltd, an optimized video content delivery service to network operators and providers, from 2011 to September 2015, and Blade Network Technologies, a top of rack switch vendor, from 2009 until its sale to IBM in 2010. Mr. Riedel's career has also included various senior management positions at Nortel Networks Corporation, a then publicly traded, global telecommunications equipment manufacturer ("Nortel"). In March 2006, Mr. Riedel joined Nortel as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies' Creditors Arrangement Act, the U.S. under the Bankruptcy Code, and the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business

George A. Riedel, M.B.A. (Age 61) Member of the: • Compensation Committee • Finance & Strategy Committee • Nominating, Governance & Public Policy Committee

units through a series of transactions to leading industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create standalone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel's role changed to President of Business Units and Chief Strategy Officer as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc. (NYSE:JNPR), a designer, developer and manufacturer of networking products, from 2003 until 2006, where he led the acquisition of Netscreen Technologies. Mr. Riedel was also previously a Senior Partner at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Riedel should serve and be nominated as a Director: his extensive knowledge of the technology industry, both from a cloud and consumer perspective and an enterprise software perspective, and intellectual property licensing, his experience in senior leadership positions of global private and public companies, his independence, his service on public and private company boards, his extensive understanding of financial statements, and his knowledge of and experience in information protection (data privacy and cybersecurity).

Mr. Wise is the founder, Chief Executive Officer and Chairman of Lime Barrel Advisors, LLC, a private investment firm he founded in 2010. He has served on the board of WellSky and Aspen Technology, Inc. (Nasdaq: AZPN) since July 2016. He joined the board of MedAssets, Inc. (formerly Nasdaq: MDAS), a health care technology performance improvement company, in March 2014 and served as Chairman and Chief Executive Officer from February 2015 until the company was acquired by Pamplona Capital Management in January 2016. He served on the board of Cotiviti Holdings, Inc. (formerly NYSE: COTV), a provider of analytics-driven payment solutions focused on the health care sector, from December 2017 until the company was acquired by Verscend Technologies, Inc. in August 2018. From September 2006 to December 2011, Mr. Wise served on the board of Acxiom Corporation (Nasdaq: ACXM), a provider of marketing technology and services. From 2003 through 2010, Mr. Wise was Chairman, President and Chief Executive Officer of Intergraph Corporation (formerly Nasdaq: INGR), a global provider of engineering and geospatial software. Prior to his service at Intergraph, Mr. Wise was President and Chief Executive Officer, North America of Solution 6 Holdings, Ltd., and President and Chief Operating Officer of Computer Management Sciences, Inc. (formerly Nasdaq: CMSX), a software and services company, which was acquired by Computer Associates International, Inc. (now named CA, Inc.). At Computer Associates, he served as the General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was engaged in investment banking at The Robinson-Humphrey Company (a division of Smith Barney), specializing in software and services.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Wise should serve and be nominated as a Director: his 30

R. Halsey Wise, M.B.A. (Age 54) Member of the: • Compensation Committee • Finance & Strategy Committee

years of strategic leadership and value creation experience in leading, operating and advising software and HCIT companies, his experience in global business, his experience in government contracting, his financial expertise, his independence, his health care business and operations experience, his health care technology experience, his business transformation experience, his current and previously held leadership positions, and his service on other public company boards.

MEETINGS OF THE BOARD AND COMMITTEES

The Board has established Audit, Compensation, Nominating, Governance & Public Policy ("NG&PP") and Finance & Strategy ("F&S") Committees. The Board has adopted a written charter for each of the Audit, Compensation and NG&PP Committees. The full text of each such charter is available on our website at www.cerner.com under "About Us, Leadership." The Board does not have an Executive Committee.

During 2018, the Board held four regular meetings; the Audit Committee held seven regular meetings; the Compensation Committee held two regular meetings; and the NG&PP Committee held three meetings. The F&S Committee was formed in April 2019. Each current Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the past fiscal year.

Under applicable Nasdaq Marketplace Rules ("Nasdaq Rules"), a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Directors or nominees has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors and nominees are "independent" as defined under Rule 5605 (a)(2) of Nasdaq Rules: Gerald E. Bisbee; Denis A. Cortese; Mitchell E. Daniels; Linda M. Dillman; Julie L. Gerberding; Melinda J. Mount; George A. Riedel; John J. Greisch; R. Halsey Wise; and William D. Zollars. In making this determination with respect to Dr. Cortese, Mr. Daniels, Mr. Wise and Mr. Zollars, the Board considered their directorships on the boards of several companies that have either purchased solutions and services from us, or from which we have procured certain products and services, all in the ordinary course of business. Additionally, with respect to Dr. Cortese, the Board considered his service on the board of directors of Essence Group Holding Corporation ("EGHC"), an entity in which we acquired a minority interest for $266.25 million, and his service on the board of directors of Lumeris Healthcare Outcomes, LLC, a subsidiary of EGHC and an entity with which we have entered into a collaboration to develop and bring to market Maestro AdvantageTM, an EHR-agnostic offering designed to help providers who participate in value-based arrangements control costs and improve outcomes. In making this determination with respect to Dr. Gerberding, the Board considered her executive position with Merck & Co., Inc., which has purchased certain solutions and services from us in the ordinary course of business and in which we hold certain investments in commercial paper. In making this determination with respect to Mr. Greisch, the Board considered his executive position with and service on the board of directors of Hill-Rom during a portion of 2018. Cerner has purchased certain solutions and services from Hill-Rom, and Hill-Rom has purchased certain solutions and services from us, in the ordinary course of business. The Board concluded that none of the noted Directors had a direct or indirect material interest in the transactions referred to above. Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except with respect to our first-time nominees, whose independence was considered at the time of nomination, the independence determination is made by the full Board each May based on all available facts and circumstances of each Director. The "independence" finding is also reviewed and confirmed by the Company's Chief Legal Officer, Chief Financial Officer and outside legal counsel.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election are expected to attend the 2019 Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the 2019 Annual Shareholders' Meeting as well. All eight of our current Directors who were Directors at the time of the 2018 Annual Shareholders' Meeting attended the 2018 Annual Shareholders' Meeting.

COMMITTEES OF THE BOARD

Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Audit Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Audit Committee membership to the full Board. Audit Committee members are generally approved by the full Board each May. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and Nasdaq Rules for audit committees. In particular, each member of the Audit Committee is an "independent director" as defined by Nasdaq Rules. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Gerald E. Bisbee, the Chairperson of the Audit Committee, is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee
The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, review and recommend compensation for non-employee Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 officers, review and approve executive performance-based compensation plan targets and earned payouts and equity grants to our Section 16 officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties.

The Compensation Committee of the Board is currently comprised of six Directors. Each member of the Compensation Committee is an "independent director" as defined by Nasdaq Rules. Compensation Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Compensation Committee membership to the full Board. Compensation Committee members are generally approved by the full Board each May.

The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.

The Compensation Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee's Charter was last updated in March 2019. The Compensation Committee's scope of authority is as set forth in its Charter. The Compensation Committee delegated its authority in May 2018 as follows and as approved by the Board:

•
Section 16 Insider Equity and Incentive Compensation Subcommittee - this subcommittee of the Compensation Committee is appointed annually and consists of "non-employee directors" for purposes of Section 16b-3 promulgated under the Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 officers;

•
Equity-based Grant Policy - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "non-employee directors" for purposes of Section 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee;

•
Incentive Compensation Plan - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "non-employee directors" for purposes of Section16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of our performance-based compensation plan for matters that require action between regularly scheduled Compensation Committee meetings and to make decisions with regard to any discretionary second tier match contribution made by the Company under our 401(k) Plan. The Incentive Compensation Plan - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee; and

•
Cerner Corporation Foundations Retirement Plan Administrative and Investment Committee - this committee currently consists of the Chief Financial Officer, Chief People Officer, Vice President, Compensation & Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage the third party administrator, record-keeper, custodian and trustee of our 401(k) Plan; ii) monitor the 401(k) Plan's reporting to the IRS and Department of Labor, the 401(k) Plan's ERISA compliance, 401(k) Plan audits and the payment of 401(k) Plan expenses; iii) monitor the compensation received by the 401(k) Plan's service providers; iv) monitor and evaluate disclosures by the 401(k) Plan to participants and beneficiaries; v) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage; vi) research and recommend 401(k) Plan amendments; vii) adopt, review and carry out investment policies and objectives for the 401(k) Plan; viii) review and select the investment options offered under the 401(k) Plan; ix) select and monitor the 401(k) Plan's investment managers and fund providers; x) supervise, monitor and evaluate on a semi-annual basis the performance of the investment options offered under the 401(k) Plan and periodically review the 401(k) Plan's investment performance as a whole; xi) carry out any special assignments given by the Compensation Committee; and xii) retain independent outside consultants.

Compensation Consultant
The Compensation Committee was advised in 2018 by a compensation consultant, Deloitte Consulting LLP. See "Compensation Discussion and Analysis - Compensation Strategy and Objectives."

Relationship between Compensation and Risk Management
In 2018, the Compensation Committee utilized Cerner's Enterprise Risk Management ("ERM") team to perform a review of the Company's 2018 incentive compensation arrangements. More specifically, the ERM team reviewed and tested fifteen metrics, comprising over 55% of the total planned incentive compensation, for the following: segregation of duties between the associates setting the metric targets, providing the results, and being compensated on the metric; and the accuracy of the payout calculation. In addition, all metrics were evaluated for qualitative factors which may increase the risk of incenting unintended behaviors. Based on this evaluation, seven metrics were reviewed and tested for: appropriateness related to the roles compensated and existence of controls to prevent any unintended behaviors such metrics may incent. The ERM team also reviewed material plan changes for 2018, the most significant of which was the addition of the corporate performance factor (CPF), which was intended to align the associate's individualized plan with Cerner's overall success. The ERM team reviewed the philosophy around the addition of CPF and also tested the controls related to its impact on incentive payouts. The Compensation Committee assessed the ERM team's report and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company, or ii) manipulate performance in order to increase incentive award payouts.

Specifically, the Compensation Committee noted a number of design features of our incentive compensation program that mitigate risk, including:

•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•
the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•	incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual financial plan;

•
incentive plan metrics and goals for Section 16 officers were approved by the Compensation Committee within the first 90 days of the year for the 2018 quarterly and annual metrics, and the Compensation Committee approved adjusted targets for the second quarter through year-end on May 18, 2018 after reviewing the Company's first quarter performance;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	performance-based cash and equity compensation is subject to "claw back" for all associates receiving such incentive compensation.

Nominating, Governance & Public Policy Committee
The NG&PP Committee provides assistance and recommendations to the Board and the Chairman and Chief Executive Officer of the Company in the areas of: i) Board membership nomination; ii) committee membership selection and rotation practices; iii) evaluation of the overall effectiveness of the Board; iv) review and consideration of developments in corporate governance practices; and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Committee's goal is to ensure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company's shareholders and to foster Cerner's commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society.

The NG&PP Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The NG&PP Committee's Charter was last updated in March 2014.

Finance & Strategy Committee
The F&S Committee oversees the Company's operational and financial improvement initiatives. The F&S Committee will work closely with management and AlixPartners, LLP, a leading outside consulting firm, as the Company executes its strategy to achieve its identified operational targets. The F&S Committee is currently comprised of five Directors, with Mr. Greisch serving as the Chairperson of the F&S Committee. Each member of the F&S Committee is an "independent director" as defined by Nasdaq Rules.

DIRECTOR COMPENSATION

For each of the 2017-2018 Board year (from the 2017 Annual Shareholders' Meeting to the 2018 Annual Shareholders' Meeting) and the 2018-2019 Board year (from the 2018 Annual Shareholders' Meeting to the 2019 Annual Shareholders' Meeting), non-employee Directors received an annual cash retainer of $66,000, except for those Directors appointed on April 8, 2019, whose compensation is described below. In addition, each Committee Chairperson (except for the F&S Committee Chairperson, which was constituted in April 2019) received an additional annual cash retainer as follows: $30,000 for the Audit Committee Chairperson, $20,000 for the Compensation Committee Chairperson and $15,000 for the NG&PP Committee Chairperson. Also, each member of the committees (except the F&S Committee and excluding the Chairperson of each committee) received an additional annual cash retainer as follows: $12,500 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the NG&PP Committee. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments.

Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company's shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the 2018 - 2019 Board year was set at approximately $250,000. In May 2018, pursuant to the Board equity compensation program, 4,100 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Dr. Cortese, Mr. Daniels, Ms. Dillman, Dr. Gerberding and Mr. Zollars. These restricted stock grants will vest on the earlier of May 29, 2019 or the calendar day immediately preceding the date of the 2019 Annual Shareholders' Meeting.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. Mr. Greisch, Mr. Riedel, Ms. Mount and Mr. Wise will each be granted an initial grant of shares of restricted stock of the Company on April 29, 2019, and each will be entitled to receive compensation consistent with the compensation payable to the Company's other Directors, beginning as of the new Board term commencing immediately following the 2019 Annual Shareholders' Meeting.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to review our current Board compensation package relative to our peer group. See discussion under "Compensation Discussion and Analysis - Compensation Strategy and Objectives" for more information on our 2018 peer group. Our Chief People Officer reviews this work and makes compensation recommendations to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee (or one of its subcommittees), after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to the same Stock Ownership Guidelines that apply to the Company's officers. The guidelines are further discussed under "Compensation Discussion and Analysis" below. As of January 1, 2019, at the annual measurement date, all non-employee Directors who were Directors on such date were in compliance with these guidelines.

As discussed in Proposal #4, in connection with the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, the Compensation Committee has approved a cap on non-employee Director compensation. If approved by the shareholders, the aggregate value of all compensation paid or granted to any individual for service as a non-employee Director (other than a non-employee Director who is also Chairman of the Board) with respect to any calendar year, including equity awards granted under the Cerner Corporation 2011 Omnibus Equity Incentive Plan and cash fees paid by the Company to such non-employee Director outside of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, will not exceed six hundred thousand dollars ($600,000), calculating the value of any grants awarded during such calendar year based on the grant date fair value of such grants for financial reporting purposes, excluding special compensation paid to any non-employee Director when serving as a Committee Chair or as Lead Independent Director. For a non-employee director who is Chairman of the Board, the cap will be nine hundred thousand dollars ($900,000). The foregoing limitations will not take into account any grant made in connection with the initial appointment of a non-employee Director and any shares deferred pursuant to a nonqualified deferred compensation arrangement will count against the foregoing limitation only during the calendar year in which such grant is initially made and not in the calendar year in which the deferred shares are ultimately issued.

2018 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during our 2018 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D., M.B.A.	104,750	251,494	—	—	—	—	356,244
Denis A. Cortese, M.D.	78,500	251,494	—	—	—	—	329,994
Mitchell E. Daniels, Jr., J.D.	93,500	251,494	—	—	—	—	344,994
Linda M. Dillman	98,500	251,494	—	—	—	—	349,994
Julie L. Gerberding, M.D., M.P.H.	91,000	251,494	—	—	—	—	342,494
William B. Neaves, Ph.D.(3)	39,250	—	—	—	—	—	39,250
William D. Zollars	88,500	251,494	—	—	—	—	339,994

(1)
These amounts reflect the aggregate grant date fair value of each award granted to the non-employee Director computed in accordance with FASB ASC Topic 718. As of December 29, 2018, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, 4,100; Denis A. Cortese, 4,100; Mitchell E. Daniels, 4,100; Linda M. Dillman 4,100; Julie L. Gerberding, 7,100; and William D. Zollars, 4,100.

(2)	As of December 29, 2018, none of the non-employee Directors who were Directors on such date had any stock options outstanding.

(3)	Dr. Neaves retired from the Board on May 18, 2018.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Audit Committee of the Company is currently composed of five independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and Nasdaq) and operates under a written charter adopted by the Board of Directors that is available at the Company's website, www.cerner.com. The Audit Committee appoints and retains the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit

Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 29, 2018 for filing with the Securities and Exchange Commission.

Members of the Audit Committee who participated in these activities:
Gerald E. Bisbee, Jr., Ph.D., M.B.A.
Mitchell E. Daniels, Jr., J.D.
Linda M. Dillman
Julie L. Gerberding, M.D., M.P.H.
William D. Zollars
____________________

GUIDELINES OF CERNER CORPORATION'S AUDIT COMMITTEE
FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee has adopted guidelines regarding the engagement of KPMG, LLP ("KPMG"), our independent registered public accounting firm, to perform services for the Company. For audit services, audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at its first quarterly Audit Committee meeting of the year.

Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will provide our management a detailed scope of service description and fee range. A request is then made for pre-approval of such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent registered public accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee. With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee who participated in the review, discussion and recommendation:
Gerald E. Bisbee, Jr., Ph.D., M.B.A.
Denis A. Cortese, M.D.
Linda M. Dillman
Julie L. Gerberding, M.D., M.P.H.
William D. Zollars
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs") whose compensation information is presented in the tables and narrative discussion below in accordance with Securities and Exchange Commission rules.

Title During 2018
Brent Shafer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)(1)
Clifford W. Illig	Vice Chairman of the Board (Principal Executive Officer for a portion of 2018)(1)
Marc G. Naughton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael R. Nill	Executive Vice President and Chief Operating Officer
John T. Peterzalek	Executive Vice President and Chief Client Officer
Jeffrey A. Townsend	Executive Vice President and Chief of Innovation

(1)
Mr. Illig served as Chairman of the Board and Interim Chief Executive Officer until the appointment of Mr. Shafer as Chairman of the Board and Chief Executive Officer on February 1, 2018. At that time, Mr. Illig resumed his previous role as Vice Chairman of the Board and served in that capacity until his retirement on January 15, 2019.

In addition, as discussed in Proposal #3 below, we are conducting our annual advisory "say-on-pay" vote requesting your non-binding advisory approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific compensation decisions regarding our NEOs.

References to the Compensation Committee in this Compensation Discussion and Analysis also refer to its subcommittees, where applicable.

Executive Summary
2018 Business Results. A significant portion of the total compensation of our NEOs is linked to our performance. Highlights of the year include:

•	A 6% increase in bookings to $6.72 billion compared to $6.32 billion in 2017. Bookings reflect the value of executed contracts for software, hardware, professional services and managed services.

•
A 4% increase in our revenues to $5.37 billion compared to $5.14 billion in 2017. The increase in revenue reflects ongoing demand from new and existing clients for Cerner's solutions and services driven by their needs to keep up with regulatory requirements, adapt to changing reimbursement models, and deliver safer and more efficient care.

•
A 27% decrease in GAAP net earnings and a 26% decrease in GAAP diluted earnings per share in 2018 compared to 2017. However, on a non-GAAP basis, our adjusted net earnings and our adjusted diluted earnings per share increased 2% and 3%, respectively, in 2018 compared to 2017. A reconciliation of adjusted net earnings and adjusted diluted earnings per share to their most directly comparable financial measures prepared in accordance with GAAP is provided in Appendix I.

•
Cash collections of receivables of $5.49 billion in 2018 compared to $5.44 billion in 2017. Days sales outstanding was 79 days for the 2018 fourth quarter compared to 72 days for the 2017 fourth quarter.

•
Operating cash flows were strong at $1.45 billion in 2018 compared to $1.31 billion in 2017. For the full year, free cash flow was $733.4 million. Free cash flow is a non-GAAP financial measure defined as GAAP cash flows from operating activities less capital purchases and capitalized software development costs. A reconciliation of free cash flow to its most directly comparable financial measure prepared in accordance with GAAP is provided at Appendix I.

Compensation Strategy. Our compensation strategy is designed to offer competitive compensation packages to attract, motivate, reward and retain qualified associates who contribute significant value to us and reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We received a 92% vote of support in favor of our executive compensation in our say-on-pay vote at the 2018 Annual Shareholders' Meeting. Given the say-on-pay vote and the results achieved with our compensation policies, the Compensation Committee has determined that our approach to compensation is appropriate and our 2019 compensation policies should generally remain consistent with our 2018 approach. But, in order to align more closely with shareholders' interests, we are implementing certain modifications to our performance-based compensation as discussed below, which are designed to more closely align with our business objectives and our peer group's compensation practices.

Performance Management Philosophy. Our compensation strategy is linked to our performance management philosophy, which is designed to identify and reward associate performance through compensation. We believe in pay for performance and linking executive compensation with shareholder value, as represented by our NEO pay mix. For 2018, 92% of Mr. Shafer's total compensation mix was at-risk and 54% was performance-based. In addition, for 2018, 84% of the total compensation mix for our other NEOs combined was at-risk and 60% was performance-based. Our at-risk compensation consists of our performance-based cash incentive plan and equity award grants. Our performance-based compensation consists of our performance-based cash incentive plan and performance-based equity award grants. As discussed below, in 2018, performance-based equity awards granted to our NEOs consisted of stock options. The use of stock options in our equity program is designed to reward key associates, including the NEOs, by allowing them to realize income as Cerner stock grows over time and creates ownership, motivation and a vested interest in long-term corporate performance. During 2018, we continued practices established to link pay to performance, but we also sought to provide some reduced risk in our long-term incentive compensation to promote retention of our associates (including our NEOs other than Mr. Shafer) during the transition of our leadership to Mr. Shafer by placing more emphasis on time-based awards as compared to prior years. We continued to use a quarterly performance review process to provide quarterly assessments of executives on their performance and attainment of our goals. During 2019, we intend to place additional emphasis on linking pay to performance by adding additional performance metric targets under our performance-based cash compensation plan and granting equity with more performance conditions.

Other aspects of our compensation program are intended to further align our executives' interests with shareholders. These include:

•
An Equity-based Grant Policy, which is designed to ensure equity award grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.

•	Performance-based compensation paid to our NEOs is subject to "claw back" pursuant to performance plan agreements with our NEOs.

•
Stock ownership guidelines that require the retention of a percentage of the equity awards made to our executives and outside non-employee Directors, except that the ownership guidelines apply in decreasing percentages based on tenure, upon retirement or upon hardship. We believe our stock retention guidelines generally lead to significantly higher stock ownership requirements than other companies.

•	Our internal pay equity guidelines provide that the total cash compensation for the CEO shall not be more than three times that of the next highest executive officer's total cash compensation.

•
A Hedging and Pledging Policy that prohibits our Section 16 officers (including our NEOs) and directors from (i) entering into hedging or monetization transactions with respect to Company stock, or (ii) pledging more than 50% of Company stock acquired pursuant to a bonus or benefit plan without prior approval from the Company's Securities Watch Team.

Compensation Structure. Compensation for our NEOs may include: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation, which consisted of stock options and time-based restricted stock units ("RSUs") for our NEOs in 2018, and iv) certain limited perquisites as discussed below. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance.

We also offer medical, dental, vision, 401(k) and associate stock purchase plans in which the NEOs may elect to participate. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other associates and any Company contributions are made to the NEOs on the same basis as all other associates.

Compensation Strategy and Objectives
Our overall compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and promote a pay for performance culture. This compensation strategy is linked to our performance management philosophy, which is designed to identify and reward associate performance through compensation.

We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of paying aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, revenue growth, operating margin, total shareholder return (one year and three year), market capitalization, market capitalization as a multiple of revenue, and business model are similar to that of Cerner's. The Compensation Committee then reviews and approves our peer group for the upcoming year. The companies included in our 2018 peer group for compensation comparison were selected based on standard industrial classifications ("SIC") and/or financial measures. The SICs used were computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. The financial measures used to obtain information for our 2018 peer group were market capitalization of $4.1 billion to $43.7 billion, market capitalization to revenue multiple of at least 2 times and revenues of $2.4 billion to $15.0 billion. Our peer group changed slightly from 2017 due to the change in range of the financial measures we considered to more closely align with Cerner; therefore, F5 Networks, Inc. was removed from and Symantec Corporation was added to the peer group we used in 2018 as compared to 2017. The 18 companies included in our 2018 peer group were:

2018 Compensation Peer Group
Company Name	Ticker
Adobe Systems, Inc.	ADBE
Akamai Technologies, Inc.	AKAM
Autodesk, Inc.	ADSK
Cadence Design Systems, Inc.	CDNS
Citrix Systems, Inc.	CTXS
Cognizant Technology Solutions Corporation	CTSH
Equinix, Inc.	EQIX
Fidelity National Information Services, Inc.	FIS
Fiserv, Inc.	FISV
Genpact Limited	G
Global Payments, Inc.	GPN
Intuit, Inc.	INTU
Open Text Corporation	OTEX
Red Hat, Inc.	RHT
Salesforce.com, Inc.	CRM
Symantec Corporation	SYMC
Synopsys, Inc.	SNPS
VMWare, Inc.	VMW

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each NEO's total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers of the companies in our peer group. Typically, our CEO, along with our Chief People Officer, makes compensation recommendations to the Compensation Committee with respect to the NEOs (excluding the CEO's compensation). The other NEOs do not participate in NEO compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the Chief People Officer and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee (or an authorized subcommittee), after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for our CEO and the other NEOs.

The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation and to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the Chief People Officer and the human resources compensation team, along with the outside consultant to carry-out its responsibilities. The Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an independent compensation consultant, to assist it in fulfilling its responsibility during 2018. Deloitte Consulting was retained directly by the Compensation Committee and worked with the Compensation Committee for eleven years through 2011 and since the beginning of 2015. During 2018, Deloitte Consulting was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, updates on trends in executive and director compensation, executive retention efforts, and review of the Compensation Discussion and Analysis and related tables included in our 2018 Proxy Statement.

The fees charged by Deloitte Consulting for compensation consulting services during 2018 were $64,714. During 2018, affiliates of Deloitte Consulting provided other services to Cerner that were unrelated to executive compensation matters. The decision to engage affiliates of Deloitte Consulting for these other services was made by our management. For these non-compensation related consulting services, we paid Deloitte Consulting and its affiliates approximately $1,171,000. The Compensation Committee and the Board have been informed of this ongoing work and the use of affiliates of Deloitte Consulting for services unrelated to executive compensation matters, but neither the Board nor the Compensation Committee specifically approved these services.

After considering the independence of Deloitte Consulting by applying the factors required by SEC and Nasdaq rules and determining that no conflict of interest exists, the Compensation Committee engaged Deloitte Consulting as its independent compensation consultant for 2019.

Aligning Pay with Performance
During 2018, we continued practices established to link pay to performance and also sought ways to more closely align our compensation practices with those of our peers. As a result, we incorporated time-based RSUs in our long-term incentive plan mix in addition to stock options, which we believe helped to reduce some of the volatility of our compensation program and improve the retention value of our equity awards. We continued to use a quarterly performance review process to provide regular assessments of executives (including the NEOs) on their performance and attainment of Company goals. Under this program, any executive whose performance was evaluated as being in the bottom 10% of all executives was not generally eligible for pay increases or additional stock option or other equity grants. In addition, such executive's performance-based cash incentive compensation award, if earned, may be reduced or eliminated due to the individual's performance rating. During 2019, we intend to place additional emphasis on linking pay to performance by adding additional performance metric targets under our performance-based cash compensation plan and granting equity with more performance conditions. We believe that this approach will more closely align compensation with our near and long-term performance objectives as outlined below under "Long-Term Incentive Plan Compensation."

Compensation Elements
Compensation for our NEOs includes: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation and iv) certain limited perquisites as discussed below. In 2018, equity award compensation granted to our NEOs consisted of stock options and time-based RSUs. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Our goal for allocating between short-term and long-term compensation is to ensure adequate base salaries and cash bonus opportunities to attract and retain executives, while providing incentives to maximize long-term value for us and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. In 2018, cash compensation (i.e. base salary and annual bonus) approved for the NEOs ranged from 40% to 50% in base salary and 50% to 60% in targeted performance-based cash incentive compensation. Mr. Shafer's approved equity compensation in 2018 consisted of 52% in the form of non-qualified stock options and 48% in the form of a Make Whole Grant (as defined below). Mr. Shafer's total compensation mix in 2018 was 21% in cash compensation and 79% in equity compensation. In 2018, 62% of approved equity compensation for our other NEOs was in the form of non-qualified stock options and 38% was in the form of time-based RSUs. Our total approved compensation package mix for the other NEOs in 2018 ranged from 27% to 60% in cash compensation and 40% to 73% in equity compensation. We continued to grant the majority of our equity in non-qualified stock options to all of our other NEOs; however, we granted a higher percentage of time-based RSUs, compared to 2017, in order to more closely align our compensation practices to those of our peer group, reduce compensation volatility, and improve the retention value of our equity awards.

Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, Chief People Officer and human resources compensation team prior to approving the base salary of our NEOs during the first quarter of each calendar year. Base salary is based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. We also perform external market comparisons for the NEOs, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed NEO's compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.

Performance-Based Cash Incentive Compensation. Our performance-based cash incentive compensation plans are designed to provide a meaningful incentive on both a quarterly and annual basis to key associates, including the NEOs, and to motivate them to assist in achieving short-term Company goals. In March 2018, the Compensation Committee adopted the Cerner Corporation 2018 Performance Compensation Plan, effective as of January 1, 2018 (the "Performance Compensation Plan"). The Compensation Committee adopted the Performance Compensation Plan to provide for incentive awards granted in 2018 and beyond following passage of The Tax Cuts and Jobs Act, which eliminated the exception under Section 162(m) of the Internal Revenue Code for qualified performance-based compensation payable to "covered employees." The Performance Compensation Plan permits the Company to grant awards of incentive compensation to a participant upon satisfaction of specified performance goals for a particular performance period. Each of our NEOs is eligible to participate in the Performance Compensation Plan. The Compensation Committee has discretion to increase or decrease any calculated performance metric payout under the Performance Compensation Plan based on a subjective performance factor rating for the NEO; provided, however, that the maximum performance-based cash incentive opportunity for an NEO may not exceed 200% of the NEO's annual target incentive amount.

Individual payments vary, depending on individual performance and, in some cases, business unit operational achievements.

Performance targets for an upcoming year are initially developed and recommended by management in connection with our annual financial planning process during the last quarter of the year. The Compensation Committee reviews the performance targets proposed by management for the NEOs to ensure they reflect appropriate business growth and return to our shareholders.

During 2018, the Compensation Committee established the measure or measures of financial performance and/or the target levels of operational performance ("Performance Measures") within the first 90 days of the year for the quarterly and annual metrics, and then approved adjusted targets for Q2 through year-end on May 18, 2018 after reviewing the Company's first quarter performance. The measurement of the achievement of such Performance Measures is determined under pre-established objective formulas. Metrics such as earnings measures, operating/profit margin, cash flow, agreement margin or other metrics specifically permitted by the plan, which may include Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, may be selected as the Performance Measures. The Compensation Committee selects Performance Measures which it believes will help drive business growth and return to our shareholders, while providing a meaningful incentive on both a quarterly and annual basis to the participants. The maximum cash-based award available will also be reduced if either the level of achievement of the Performance Measures is less than the maximum target incentive or management or the Compensation Committee elects to reduce the maximum payment amount due to an individual performance rating below a threshold level or for other reasons.

Between Compensation Committee meetings, the Incentive Compensation Plan - Quarterly Administration Subcommittee may approve quarterly Performance Measures and determine whether one or more Performance Measures have been satisfied, prior to payment by us to any NEO.

During 2018, the Performance Measures for our NEOs (with the exception of Mr. Peterzalek) consisted solely of adjusted diluted earnings per share ("adjusted EPS"), which was chosen to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis. We have primarily used adjusted EPS as the sole performance metric for our NEOs (other than Mr. Peterzalek) since 2007. Mr. Peterzalek became an executive officer in September 2018 and prior to that date, his performance metrics consisted of adjusted EPS and an operational metric of agreement margin (defined as bookings margin less internal costs) intended to more closely tie his compensation to the performance of our sales organization. Once he became an executive officer, his Performance Measures were realigned and consisted solely of adjusted EPS, like the other NEOs.

The adjusted EPS targets and results we use for our Performance Compensation Plan are non-GAAP financial measures and in 2018 excluded share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including an allowance on a non-current asset. We believe adjusted EPS is the best determination of our financial performance because it reflects how much value is being made for shareholders, while also taking into account the impact of certain items that were not originally contemplated in setting plan targets. As a result, our calculation of adjusted EPS may vary from year to year. Furthermore, our calculation of adjusted EPS for purposes of determining executive compensation may differ from similarly-titled financial measures that we publicly disclose. The initial 2018 adjusted EPS performance target for incentive compensation purposes was 7% earnings growth over 2017. In May 2018, the Compensation Committee approved an adjustment to the initial adjusted EPS target to 3% earnings growth over 2017 to align the target with revised financial guidance announced by the Company in its first quarter 2018 earnings release and to better incentivize the NEOs to perform under the Performance Compensation Plan.

As a result of our 2018 performance relative to the attainment of the established Performance Measures, we made cash awards to our NEOs under the Performance Compensation Plan at less than the established targets. Aggregate incentives paid to our NEOs in the 2018 fiscal year were 82% of the target incentive amount and 41% of the maximum cash incentive opportunity. Payouts were based solely on attainment of the established targets and no discretionary changes based on individual performance were made to the amounts earned. The following tables detail the payouts by Performance Measure for our NEOs in 2018 and the related Performance Measure attainment by quarter.

NEO	Performance Metric	Perform-ance Plan Target ($)	Results Relative to Performance Plan Target ($) (1)	Target Attain-ment %	Target Incentive Amount ($)	Actual Amount Earned ($) (3)	% Earned Relative to Target Incentive Amount	Maximum Cash Incentive Oppor-tunity ($)	% Earned of Maximum Cash Incentive Oppor-tunity
Brent Shafer	Adjusted Earnings Per Share	2.49	2.45	98%	1,094,505(2)	895,055	82%	2,189,010	41%
Clifford W. Illig	Adjusted Earnings Per Share	2.49	2.45	98%	543,956	452,060	83%	1,087,912	42%
Marc G. Naughton	Adjusted Earnings Per Share	2.49	2.45	98%	716,250	586,875	82%	1,432,500	41%
Michael R. Nill	Adjusted Earnings Per Share	2.49	2.45	98%	898,250	740,100	82%	1,796,500	41%
John T. Peterzalek	Adjusted Earnings Per Share	2.49	2.45	98%	407,669	326,553	80%	815,338	40%
	Agreement Margin	1,452,000,000	986,655,462	68%	129,471	120,524	93%	258,942	47%
	Total				537,140	447,077	83%	1,074,280	42%
Jeffrey A. Townsend	Adjusted Earnings Per Share	2.49	2.45	98%	898,250	740,100	82%	1,796,500	41%
Totals of Named Executive Officers					4,688,351	3,861,267	82%	9,376,702	41%

(1)
The adjusted diluted EPS results relative to the performance plan target reflect adjustments compared to results reported on a GAAP basis in our 2018 consolidated financial statements, included in our 2018 annual report on Form 10-K. The adjusted diluted EPS results have been adjusted for performance-based cash incentive calculation purposes to exclude share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including an allowance on a non-current asset.

The following table provides a reconciliation of our GAAP diluted EPS compared to the adjusted diluted EPS results used for our Performance Compensation Plan for our fiscal year ended December 29, 2018:

(in thousands, except per share data)
Net Earnings (GAAP)	$630,059
Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	102,419
Health Services acquisition-related amortization	83,483
Allowance on non-current asset	45,320
Other adjustments	4,868
After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(45,911)
Share-based compensation permanent tax items	(1,696)

Adjusted Net Earnings (non-GAAP)	$818,542

Diluted weighted average shares outstanding	333,572

Adjusted Diluted Earnings Per Share (non-GAAP) (Performance-Based Compensation Plan)	$2.45

k

(2)	Mr. Shafer's approved Target Incentive Amount upon hire on February 1, 2018 was $1,200,000. The amount listed in the table above is prorated for his employment in 2018.

(3)	Amounts earned were based solely on attainment of the established Performance Measure and do not include any reduction related to individual performance ratings.

Performance Metric Summary (Adjusted EPS)
Measurement Period	Target (1)	Results (2)	Attainment %	Payout %	Quarterly Weighting
Q1	$0.57	$0.57	100%	100%	15%
Q2 YTD	$1.17	$1.19	102%	100%	15%
Q3 YTD	$1.80	$1.79	99%	75%	15%
Q4 YTD	$2.49	$2.45	98%	75%	55%

(1)	Target reflects the 100% performance payout level.

(2)
The results relative to the performance plan target reflect adjustments compared to results reported on a GAAP basis. These numbers have been adjusted for performance-based cash incentive calculation purposes to exclude share-based compensation expense, share-based compensation permanent tax items, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including an allowance on a non-current asset.

Performance Metric Summary (Agreement Margin)
Measurement Period (1)	Target (2)	Results	Attainment %	Payout %	Quarterly Weighting (3)
Q1 Annual	$1,452,000,000	$286,797,712	20%	79%	25%
Q2 Annual	$1,452,000,000	$473,197,221	33%	130%	25%
Q3 Annual	$1,452,000,000	$226,660,529	16%	68%	23%

(1)
Performance Measures for Mr. Peterzalek included adjusted EPS and Agreement Margin for most of 2018, until his appointment as an executive officer in September 2018, at which time his Performance Measures consisted solely of adjusted EPS for the remainder of the year.

(2)
Target refers to the annual measurement of the parts of the business Mr. Peterzalek was responsible for each quarter and reflects the 100% performance payout level as if the Performance Measure goal were achieved.

(3)
Quarterly weightings of the annual targeted incentive amounts resulted in a weighted-average aggregate incentive payout of 93% by multiplying the payout percentage for each quarter by that quarter's weighting.

During 2018, the NEOs, except for Mr. Shafer and Mr. Illig who are discussed separately below, earned total cash compensation as follows:

NEO	Base Salary Earned ($)	Performance Compensation Plan Payments Earned ($)	Total Cash Compensation Earned ($)
Marc G. Naughton	582,500	586,875	1,169,375
Michael R. Nill	683,750	740,100	1,423,850
John T. Peterzalek	516,183	447,077	963,260
Jeffrey A. Townsend	683,750	740,100	1,423,850

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to "claw back" provisions pursuant to performance plan agreements with our NEOs. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the participant and related to such restated period(s) will be recoverable and must be repaid as determined appropriate by our Board of Directors, in most cases within 90 days of such restatement(s). The amount to be repaid will be up to the amount by which the incentive compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement(s). Additionally, if the NEO is individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement, then all amounts paid as an incentive payment earned and related to the restated period(s) will be fully recoverable. And, commencing in 2016, all incentive compensation payments earned under our incentive compensation plans that are forfeitable or recoverable by Cerner pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd-Frank (even if such policies or procedures are adopted in the future), will also be forfeitable.

In 2019, our human resources compensation team, together with executive management, reviewed and considered with the Compensation Committee alternatives related to cash compensation, consisting of base salary and performance-based cash incentive compensation. Based on this review, the Compensation Committee determined that our framework for cash compensation generally meets the needs and serves the purposes as set forth in this Compensation Discussion and Analysis. However, the NEOs are not receiving cash compensation increases to demonstrate their commitment to improving shareholder returns and operating efficiency. The Compensation Committee approved the addition of revenue and free cash flow (in addition to adjusted EPS) as Performance Measures for our NEOs (other than Mr. Illig) under the Performance Compensation Plan. We believe the continued use of adjusted EPS aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this performance metric helps drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our NEOs. The Compensation Committee also believes the addition of revenue and free cash flow as Performance Measures are important to drive focus on growing the top-line and cash flow in addition to earnings. The 2019 Performance Measure targets are derived from the 2019 financial plan approved by the Board of Directors. The adjusted EPS target reflects expected earnings growth of between 3% and 10%. The 2019 adjusted EPS target designated for each level of payout, as a percentage of the performance target, is consistent with the initial targets for prior years. The revenue target reflects expected revenue growth between 3% and 9% over 2018. The 2019 free cash flow target reflects an expected decrease in free cash flow as reported by the Company in 2018 of between 27% and 9%. The reason for the decreased free cash flow target over 2018 is because 2018 free cash flow included a tax refund, which is not expected for 2019, and less in capital expenditures than what is expected in 2019.

Long-Term Incentive Plan Compensation. Awards under our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Long-Term Incentive Plan" or the "Omnibus Plan") may consist of stock options, restricted stock, RSUs and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of Common Stock or cash at the Compensation Committee's discretion. During 2018, the Compensation Committee continued practices established to link pay for performance by approving awards in the form of stock options and time-based RSUs, which aligns with the compensation practices of our peers, reduces compensation volatility and improves the retention value of our equity awards provided to our associates. During 2019, the Compensation Committee intends to place additional emphasis on linking pay to performance by granting equity awards to NEOs in the form of performance-based restricted stock units ("PSUs") that will only vest if pre-established performance metrics are achieved, in addition to granting time-based RSUs. For 2019, the Compensation Committee has approved adjusted operating margin as the performance metric under the PSUs to be granted to our NEOs.

Our Long-Term Incentive Plan is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders.

The Compensation Committee approves an annual aggregate value target for all eligible associates excluding the NEOs, other executive officers and members of the Board, as well as specific grant levels for the NEOs, other executive officers and members of the Board on an annual basis. Equity grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are also eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of our financial condition and stock performance, for 2018, the Compensation Committee determined that a mix of stock options and time-based RSUs would provide an appropriate incentive for our associates and executives. In 2018, the majority of equity awards were delivered in stock options, with a smaller portion delivered in time-based RSUs that had a three-year cliff vest to more closely align with our peers, reduce some of the volatility in our long-term incentive compensation, and to promote retention of our associates (including our NEOs other than Mr. Shafer) during the transition of our leadership to Mr. Shafer.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards that ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares or an objective formula for calculation of the number of shares on the grant date of the annual performance review equity grants made to our NEOs and Section 16 officers. Grants are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant of an annual performance review equity grant must be a date set at the time of grant approval, which date: a) will be on or after the grant approval date, b) will not be during a quarterly blackout period as defined in our trading policy, and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, will be a date that is at least one full trading day after the public disclosure of such material, non-public information. Equity grants for new hires will be the associate's first day of employment or a later equity grant program date or such other date after the associate's first day of employment as determined by the Board of Directors or Compensation Committee. The type and size of the grant is based on the individual's level of responsibility; the individual's contributions to the achievement of our financial and strategic objectives; anticipated future contributions to the Company; market pay; and, for our NEOs and other executive officers, consideration of the individual's current Cerner equity wealth accumulation.

Stock options granted during and before 2018 typically vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter. Based on a review of market practice, it was determined that our vesting schedule did not align with that of our peers, and the Compensation Committee agreed to award future stock options, beginning in 2019 with a four-year ratable vesting period that allows 25% of the award to vest each year. Stock option grants typically expire 10 years from the date of grant. Time-based RSUs granted during an annual performance review cycle typically vest over a one- to three-year period.

In accordance with our overall compensation philosophy and to align the executives' focus on our long-term performance, we granted stock option and time-based RSU awards to our NEOs, excluding Mr. Shafer, in March 2018. As discussed above, the Compensation Committee sought to more closely align our compensation practices with the market, reduce compensation volatility and improve the retention value of our long-term incentive awards granted to our NEOs (other than Mr. Shafer). Individual grants for NEOs, excluding Mr. Shafer, were based on job responsibilities, performance during 2017 and contributions to the achievement of our financial and strategic objectives, anticipated future contributions to the Company, market pay and equity wealth accumulation - all factors the Compensation Committee believes help ensure we are rewarding such executives competitively and fairly. The other considerations in determining the number of shares granted to each NEO were the size of past grants, the value of the grants and the market position of our compensation within our peer group. Although the size of each NEO's equity grant is based on the factors described above, we do not weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members who have extensive experience in setting motivating and reasonable compensation arrangements for our NEOs. Upon Mr. Shafer's hire in February 2018, he was granted an initial stock option grant and a one-time Make-Whole Grant (as defined below) of time-based RSUs to replace the potential value of equity compensation forfeited by Mr. Shafer as a result of his resignation from his former employer to accept his position with Cerner. Commencing in 2019, Mr. Shafer will be eligible for annual equity grants in conjunction with Cerner's executive annual performance and compensation cycle during the first quarter of each year.

The RSUs granted to our NEOs in 2018 are subject to time-based vesting conditions. The Compensation Committee has approved equity grants in the form of PSUs and time-based RSUs to our NEOs for 2019 to encourage continued focus on long-term value and growth for our shareholders, provide meaningful alignment to our corporate imperatives and financial performance, reduce some of the compensation volatility of our long-term incentive compensation, and promote retention. As discussed above, the Compensation Committee's decision to grant PSUs, in addition to time-based RSUs, for 2019 is intended to more closely align the compensation of our NEOs with our business objectives. Details of these grants to NEOs are discussed in "Compensation of the other NEOs" and "Compensation of the Chief Executive Officer."

Perquisites. We offer limited perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

We utilize Company aircraft (whether owned, leased or otherwise made available via fractional leasehold or ownership interest or charter, herein referred to as "Corporate Aircraft") to, among other things, increase the number of client visits our key associates can make, respond quickly to clients (or partners) for meetings, client development or other business reasons, to permit efficiency and productivity in route to business meetings and to reduce costs of hotel rooms, rental cars and other expenses required when associates travel for business purposes. We were the primary lessor of four Corporate Aircraft during 2018, but we intend to reduce to two during 2019. In limited circumstances, the Corporate Aircraft is available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. During 2018, the Compensation Committee only approved a personal use value for Mr. Shafer (described below). Personal use of the Corporate Aircraft by the approved NEOs, other executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Notwithstanding the foregoing, however, if there is an empty seat on a business flight, personal use by an NEO, executive officer or Director may be permitted if there is zero additional incremental cost to Cerner and such personal use is approved by a designated executive officer or the Compensation Committee. Business travel needs override all personal use requests.

In certain circumstances, we provide financial assistance to facilitate a move when we request an associate to relocate for Cerner business purposes. The Compensation Committee approved a relocation package for Mr. Townsend for his temporary relocation from Kansas City, Missouri to Salt Lake City, Utah consisting of approximately $20,000 per year for relocation assistance and a return to origin package of approximately $80,000, plus a tax gross-up on the full package. Mr. Townsend is in the process of relocating back to Kansas City and in 2018, received $29,342, plus a tax-gross up, of his approved return to origin package for moving expenses. In 2019, Mr. Townsend will continue the relocation process.

During 2018, the Compensation Committee also approved a relocation package for Mr. Shafer in connection with his hiring by Cerner for his relocation from Park City, Utah to Kansas City, Missouri. His relocation package includes, without limitation, reimbursement or payment of packing, shipping and certain home purchase assistance costs, two house-hunting trips, temporary accommodations for up to 90 days, and $95,000 in allowances. Mr. Shafer's relocation expenses are contractually capped at $380,000, plus any related tax gross-up on the full package.

The Compensation Committee believes that the relatively limited number of perquisites provided to our NEOs are reasonable. Except as specifically noted, we generally do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Compensation of the Chief Executive Officer
The Compensation Committee generally determines compensation for the CEO using the same criteria it uses for other NEOs; provided, that the Compensation Committee may deviate from this approach in certain situations, such as in connection with a CEO transition. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package, including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any.

Mr. Illig served as Interim Chief Executive Officer until Mr. Shafer's appointment as Chief Executive Officer became effective on February 1, 2018. Below we describe the compensation for both Mr. Illig and Mr. Shafer.

Clifford W. Illig

Mr. Illig served as the Chairman of the Board and Interim Chief Executive Officer from July 2017 until January 31, 2018. The Compensation Committee approved for Mr. Illig, effective August 20, 2017, an annualized base salary of $1,000,000 and a performance-based cash incentive target opportunity of $1,000,000 under our performance-based compensation plan. Upon the appointment of Mr. Shafer as Chairman of the Board and Chief Executive Officer on February 1, 2018, Mr. Illig resumed his position as Vice Chairman of the Board, at which time his annualized base salary was reduced to $500,000 and his performance-based cash incentive compensation target opportunity was reduced to $500,000. Mr. Illig's maximum performance-based cash incentive opportunity for 2018 was $1,087,912 (which represents the maximum possible payout opportunity for him under the Performance Compensation Plan). On March 2, 2018, Mr. Illig was also issued a stock option grant of 22,000 shares, with a grant date fair value of $488,085, and time-based RSU's equivalent to 2,640 shares, with a grant date fair value of $166,162. The unvested options and RSUs were forfeited upon Mr. Illig's retirement from Cerner effective January 15, 2019.

During 2018, Mr. Illig earned total cash compensation of $996,291, which included $544,231 in base salary and $452,060 in payments earned under our Performance Compensation Plan. Mr. Illig earned 83% of the target incentive amount and 42% of the maximum cash incentive opportunity available to him under the Performance Compensation Plan during 2018.

Brent Shafer

Mr. Shafer was appointed Chief Executive Officer and Chairman of the Board, effective February 1, 2018. In connection with his hiring, the Compensation Committee approved an employment agreement, effective as of the date of his appointment (the "Shafer Employment Agreement"), setting forth the initial terms of his employment. Pursuant to the Shafer Employment Agreement, Mr. Shafer is entitled to an annual base salary of $800,000 and an initial performance-based cash incentive compensation target of $1,200,000. Mr. Shafer's maximum performance-based cash incentive opportunity for 2018 under the terms of our Performance Compensation Plan was $2,189,010 (which represents the maximum possible payout opportunity for him under the Performance Compensation Plan). Pursuant to the Shafer Employment Agreement, on February 8, 2018, Mr. Shafer was also issued a stock option grant of 182,006 shares, with a grant date fair value of $4,000,014. The options will vest over a five-year period with 40% vesting at the end of the second year, and 20% vesting each year thereafter, subject to Mr. Shafer's continued employment through the applicable vesting date. Pursuant to the Shafer Employment Agreement, on February 8, 2018, Mr. Shafer was also awarded a one-time make-whole grant of time-based RSUs equivalent to 60,438 shares (the "Make Whole Grant"), with a grant date fair value of $3,700,014, to replace the value of equity compensation forfeited by Mr. Shafer as a result of his resignation from his former employer to accept his position with Cerner. The make-whole RSUs vest ratably in equal amounts on March 1, 2018, 2020 and 2021, subject to Mr. Shafer's continued employment through the applicable vesting date.

Pursuant to the Shafer Employment Agreement, the Compensation Committee also approved Mr. Shafer's personal use of Corporate Aircraft in 2018 up to a value of $100,000. We convert the Compensation Committee approved value of personal use of Corporate Aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require an executive to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft when business needs dictate.

In 2018, Mr. Shafer earned total cash compensation of $1,835,002 which included i) $729,231 in base salary, ii) $895,055 in payments earned under our Performance Compensation Plan, iii) $37,200 in payments relating to Mr. Shafer's Corporate Aircraft benefit discussed below, and iv) $173,516 in payments relating to Mr. Shafer's relocation to Kansas City, including tax gross-up on the relocation package. He earned 82% of the target incentive amount and 41% of the maximum cash incentive opportunity available to him under the Performance Compensation Plan during 2018.

During 2018, Mr. Shafer's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him $37,200 which was the difference between the approved value and the value of his personal use. However, for SEC reporting purposes, the approved value of $100,000 plus deadhead costs of $32,499 (which were not counted against his personal use limit) must be aggregated and reported as a perquisite. Therefore, the incremental cost to us of Mr. Shafer's personal use of our Corporate Aircraft was $132,499.

The Compensation Committee has determined that Mr. Shafer's cash compensation for 2019 would remain the same as 2018 and approved his continued base salary of $800,000 and his performance-based cash incentive compensation target of $1,200,000. His maximum performance-based cash incentive opportunity for 2019 under the terms of our Performance Compensation Plan will be $2,400,000 (which represents the maximum possible payout opportunity for him under the Performance Compensation Plan and is consistent with 2018 except that his maximum during 2018 was pro-rated to align with his start date in February 2018). The Compensation Committee also approved Mr. Shafer's personal use of the Corporate Aircraft in 2019 up to a value of $100,000, calculated consistently with past practice (which is no change from Mr. Shafer's allotted personal use in 2018). The Compensation Committee (or a duly authorized subcommittee) also approved a grant to Mr. Shafer of PSUs equivalent to 77,547 shares and time-based RSUs equivalent to 77,547 shares, both of which will be granted to Mr. Shafer on April 29, 2019. The time-based RSUs will vest in equal portions on April 29, 2020, 2021 and 2022, subject to continued employment through the vesting date. Mr. Shafer's

PSUs will vest on April 29, 2022, subject to meeting the adjusted operating margin performance metrics approved by the Compensation Committee and continued employment through the vesting date.

Compensation of the other NEOs
The Compensation Committee approved the 2018 compensation packages, effective April 1, 2018 for base salaries and performance-based cash incentive compensation, and March 2, 2018 for annual equity grants, other than Mr. Peterzalek as noted below, as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (Options and RSUs) (#)	Equity Grant ($) (1)
Marc G. Naughton	600,000	770,000	1,432,500	73,100(2)	1,621,772
				8,750(3)	550,725
Michael R. Nill	690,000	911,000	1,796,500	97,600(2)	2,165,320
				11,680(3)	735,139
John T. Peterzalek	650,000(4)	700,000(4)	1,074,280	61,247(5)	1,204,616
				7,145(6)	408,980
				31,139(7)	2,000,058
Jeffrey A. Townsend	690,000	911,000	1,796,500	97,600(2)	2,165,320
				11,680(3)	735,139

(1)
These amounts reflect the grant date fair value of the option or RSU awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation." Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 29, 2018 for the relevant assumptions used to determine the valuation of these awards.

(2)
Non-qualified stock options. The options were granted with an exercise price equal to the closing fair market value on March 2, 2018, the date of grant, and will vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter, subject to continued employment through the applicable vesting dates.

(3)	Time-based RSUs. The RSUs were granted on March 2, 2018 and will vest on March 2, 2021, subject to continued employment through the vesting date.

(4)
Mr. Peterzalek's Base Salary and Performance-based Cash Incentive Target reflect his compensation package effective September 10, 2018, with his appointment to Chief Client Officer. Prior to this appointment, Mr. Peterzalek had a Base Salary of $460,500 and a Performance-based Cash Incentive Target of $474,500.

(5)
Non-qualified stock options. The options were granted with an exercise price equal to the closing fair market value on May 4, 2018, the date of grant, and will vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter, subject to continued employment through the applicable vesting dates.

(6)	Time-based RSUs. The RSUs were granted on May 4, 2018 and will vest on May 4, 2021, subject to continued employment through the vesting date.

(7)
Time-based RSUs. The RSUs were granted to Mr. Peterzalek on September 7, 2018. The RSUs will vest 50% on September 7, 2020 and the remaining 50% on September 7, 2021, subject to continued employment through the vesting date.

The Compensation Committee decided not to increase the base salaries or performance-based cash incentive compensation targets for the NEOs for 2019. Therefore, the Compensation Committee (or a duly authorized subcommittee) approved continuation of the base salaries and performance-based cash incentive compensation for the below listed NEOs and approved equity grants effective April 29, 2019 as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (#)
Marc G. Naughton	600,000	770,000	1,540,000	20,906(1)
				20,906(2)
Michael R. Nill	690,000	911,000	1,822,000	27,773(1)
				27,773(2)
John T. Peterzalek	650,000	700,000	1,400,000	22,543(1)
				22,543(2)
Jeffrey A. Townsend	690,000	911,000	1,822,000	27,773(1)
				27,773(2)

(1)
Performance-based restricted stock units. The PSUs will be granted to the NEOs on April 29, 2019 and will vest on April 29, 2022, subject to meeting the adjusted operating margin performance metrics approved by the Compensation Committee and continued employment through the vesting date.

(2)
Time-based RSUs. The RSUs will be granted to the NEOs on April 29, 2019 and will vest in equal portions on April 29, 2020, April 29, 2021 and April 29, 2022, subject to continued employment through the vesting date.

Internal Pay Equity
Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines. Compensation decisions for 2018 and 2019 were in line with these guidelines.

Stock Ownership Guidelines
Under our stock ownership guidelines, our non-employee Directors and every associate that is a vice president or higher in rank, are required to have a certain level of stock ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and our leadership with the interests of shareholders. The stock ownership guidelines establish an annual measurement date of January 1st of each year. The Compensation Committee reviewed the guidelines in March 2019 to be sure they remain reasonable and meet the intended purpose.

Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines (referred to as an "Ownership Percentage") require the retention of 45% to 75% of equity awards made to our executives and non-employee Directors. We believe this generally leads to significantly higher stock ownership requirements than other stock ownership policies.

Ownership Percentage Requirement
Board of Directors (non-employees)	75%
Chief Executive Officer	75%
President and Executive Vice President	65%
Senior Vice President	55%
Vice President	45%

Ownership Percentage Formula = Ownership Position (defined below) divided by the number of shares underlying stock options granted during the seven years immediately preceding the annual measurement date + 50% of restricted stock, PSU awards and RSU awards granted during the seven years immediately preceding the annual measurement date.

The "Ownership Position" includes any shares fully owned, including shares owned by a spouse, dependent children or a trust; outstanding stock options (unexercised vested and non-vested); fully vested shares held in our 401(k) plan; shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP"); 50% of non-vested restricted stock, PSU awards and RSU awards; and shares held in our deferred compensation plan.

A reduced ownership requirement scale will be applied based on tenure. For non-employee Directors, a 10% per year reduced ownership requirement scale after the first year of service will be applied based on years of service with the Board, with a minimum ownership requirement of five times the annual cash retainer (as set for a given year), regardless of tenure. For our management subject to the guidelines, a 2% per year reduced ownership requirement scale will be applied after ten years of service with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.

At the annual measurement date on January 1, 2019, all of the NEOs and non-employee Directors who were Directors on that date were compliant with the stock ownership guidelines. The guidelines allow any officer or Director who is not compliant to submit a plan to the CEO and Chief People Officer indicating how compliance will be achieved within a five-year timeframe.

Retirement
We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a second tier discretionary match to participants' accounts deferring at least 2% of their base salary, if approved by the Compensation Committee or its Incentive Compensation Plan - Quarterly Administration Subcommittee. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against established financial metric targets, such as adjusted EPS targets used in our Performance Compensation Plan. A second tier match was paid at 0.75% of eligible paid base salary for 2018.

Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined in accordance with the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the Associate Stock Purchase Plan, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock.

Health and Welfare Benefits and Insurance
We also offer medical, dental, vision, group term life, accidental death and dismemberment and travel accident insurance plans in which our NEOs may elect to participate. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other U.S. based associates and any Company contributions are made to the NEOs on the same basis as to all other U.S. based associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. The material terms of the NEOs' employment agreements (and, in the case of our NEOs other than Messrs. Illig and Shafer, as supplemented and amended by a Cerner Executive Severance Agreement) provide for:

i)	at-will employment;

ii)
for Messrs. Shafer and Illig, an annual base salary, a potential annual bonus and specified use of our Corporate Aircraft, all as determined annually by the Chief Executive Officer or Board, as appropriate;

iii)	severance payments and benefits upon certain termination events, as discussed in detail below under "Potential Payments Under Termination or Change in Control";

iv)	assignment to us of all discoveries, inventions, improvements or other work product related to our business;

v)	a nondisclosure provision that survives in perpetuity;

vi)
for each of the NEOs other than Mr. Townsend, non-competition and non-solicitation provisions that are effective during the term of the executive's employment and for two years following termination of employment for any reason; for Mr. Townsend, non-competition provisions that are effective during the term of Mr. Townsend's employment and for three years following the termination of employment for any reason; and

vii)	for Messrs. Shafer and Illig general mutual indemnification obligations with us.

Additionally, all of our NEOs have voluntarily executed a Cerner mutual arbitration supplement to their employment agreements, the form of which is substantially similar to that executed by most of our U.S. based associates, whereby the associate voluntarily agrees to mutual arbitration in the event of a dispute with Cerner.

Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's employment agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005.

Our Enhanced Severance Pay Plan applies to all of our U.S.-based permanent, full-time associates (other than those associates who we have granted contractual severance benefits) and offers severance pay upon certain termination without cause events or qualifying terminations or resignations for good reason following a change in control. All of our NEOs are entitled to contractual severance benefits pursuant to their employment agreements, and, in the case of our NEOs other than Messrs. Illig and Shafer, their Cerner Executive Severance Agreements, which supersede any benefits that may have otherwise been available to the NEOs under the Enhanced Severance Pay Plan. We provide contractual severance benefits to promote the retention of our NEOs and to ensure continuity and stability in Cerner's business. Mr. Illig was entitled and Mr. Shafer is entitled to severance benefits pursuant to their respective employment agreements and, therefore, we have not entered into a separate Cerner Executive Severance Agreement with either of these executives.

We recognize that business needs, an associate's work performance or other reasons may require termination of employment. Our Enhanced Severance Pay Plan, as well as our limited contractual severance arrangements, are intended to: show that we value our associates; help recruit and retain qualified associates; and encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

Refer to "Potential Payments Under Termination or Change in Control" for further details.

Deductibility of Executive Compensation
Prior to January 1, 2018, any amounts that qualified under the "performance-based compensation" exception under Section 162(m) were excluded from the $1 million per fiscal year deduction limit for qualifying compensation paid to "covered employees". Pursuant to the tax reform legislation passed in December 2017, commonly referred to as The Tax Cuts and Jobs Act, this "performance-based compensation" exception was eliminated, effective for taxable years beginning after December 31, 2017, such that compensation paid to a public company's "covered employees" in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the "Section 162(m) Grandfather"). While the scope of the Section 162(m) Grandfather will not be clear until the Treasury Department issues regulations, we intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the Section 162(m) Grandfather.

As a general matter, in making its previous compensation decisions, the Compensation Committee sought to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. Although deductibility of compensation is preferred, tax deductibility is not the primary objective of our compensation programs. The Compensation Committee considers the impacts of all relevant tax provisions in developing, implementing, and administering our compensation programs. However, the Compensation Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, reward and retain qualified associates. As such, exceptions may occur when the Compensation Committee, after balancing tax efficiency with our strategies and goals, believes it is in the best interests of our shareholders. In addition, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt under the Section 162(m) Grandfather if it determines that such modifications are consistent with our strategies and goals.
SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our NEOs for the Company's last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (4)	Total ($)
Brent Shafer	2018	729,231	—	3,700,014	4,000,014	895,055	—	308,687(5)	9,633,001
Chairman of the Board and Chief Executive Officer

Marc G. Naughton	2018	582,500	—	550,725	1,621,772	586,875	—	7,508	3,349,380
Executive Vice President and Chief Financial Officer	2017	530,000	—	2,937,714	1,606,137	431,513	—	5,346	5,510,710
	2016	524,712	—	—	1,590,599	482,963	—	7,235	2,605,509

Michael R. Nill	2018	683,750	—	735,139	2,165,320	740,100	—	7,508	4,331,817
Executive Vice President and Chief Operating Officer	2017	665,000	—	4,923,966	2,569,819	668,650	—	5,346	8,832,781
	2016	657,596	—	—	2,544,958	750,675	—	7,235	3,960,464

John T. Peterzalek	2018	516,183	—	2,409,038	1,204,616	447,077	—	7,508	4,584,422
Executive Vice President and Chief Client Officer

Jeffrey A. Townsend	2018	683,750	—	735,139	2,165,320	740,100	—	61,100(6)	4,385,409
Executive Vice President and Chief of Innovation	2017	665,000	—	4,923,966	2,569,819	668,650	—	43,046	8,870,481
	2016	657,596	—	—	2,544,958	750,675	—	44,935	3,998,164

Clifford W. Illig	2018	544,231	—	166,162	488,085	452,060	—	7,508	1,658,046
Former Vice Chairman of the Board (Former Interim Chief Executive Officer through January 31, 2018)	2017	650,962	—	55,740	1,578,511	358,812	—	5,346	2,649,371

(1)
These amounts reflect the grant date fair value of the RSUs granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation" and "Compensation of the Chief Executive Officer" computed in accordance with FASB ASC Topic 718.

(2)
These amounts reflect the grant date fair value of the option awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation" and "Compensation of the Chief Executive Officer" computed in accordance with FASB ASC Topic 718. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for the relevant assumptions used to determine the grant date fair value of our option awards.

(3)
Reflects payments earned under our Performance Compensation Plan as described above under "Compensation Elements - Performance-Based Cash Incentive Compensation" and "Compensation of the Chief Executive Officer."

(4)
This column includes the aggregate incremental cost to us of providing perquisites and other personal benefits to the NEOs, as well as our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) retirement plan.

(5)
This amount includes perquisites and other personal benefits for Mr. Shafer consisting of personal use of our Corporate Aircraft by Mr. Shafer, which had an incremental cost to us in the amount of $132,499 in 2018. The incremental cost to us of Mr. Shafer's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and the amount of $37,200 in cash paid to Mr. Shafer because his personal use did not exceed the Compensation Committee approved value. This amount also includes perquisites and other personal benefits for Mr. Shafer consisting of (i) $95,000 paid in 2018 pursuant to a relocation package approved by the Compensation Committee for Mr. Shafer's relocation to Kansas City, and (ii) $78,516 in tax gross-ups related to such relocation package.

(6)
This amount includes perquisites and other personal benefits for Mr. Townsend consisting of (i) $29,342 paid in 2018 pursuant to a relocation package approved by the Compensation Committee for Mr. Townsend's return to Kansas City, Missouri from a short-term assignment in Salt Lake City, Utah to lead our partnership with Intermountain Healthcare, and (ii) $24,250 in tax gross-ups related to such relocation package.

2018 GRANTS OF PLAN-BASED AWARDS

The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option and RSU awards made to the NEOs in 2018. During 2018, our non-equity incentive awards were granted to participants of our Performance Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and its Incentive Compensation Plan - Quarterly Administration Subcommittee. For more detailed information regarding our Performance Compensation Plan, see "Compensation Elements - Performance-Based Cash Incentive Compensation." Our equity incentive awards were granted under our shareholder approved Long-Term Incentive Plan. For more detailed information regarding our Long-Term Incentive Plan, see "Compensation Elements - Long-Term Incentive Plan Compensation."

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($) (1)	Target ($)	Maximum ($) (2)	Threshold	Target (#)	Maximum
Brent Shafer	2/8/2018	547,253	1,094,505	2,189,010	—	—	—	—	182,006	61.22	4,000,014
	2/8/2018	—	—	—	—	—	—	60,438	—	—	3,700,014
Clifford W. Illig	3/2/2018	271,978	543,956	1,087,912	—	—	—	—	22,000	62.94	488,085
	3/2/2018	—	—	—	—	—	—	2,640	—	—	166,162
Marc G. Naughton	3/2/2018	358,125	716,250	1,432,500	—	—	—	—	73,100	62.94	1,621,772
	3/2/2018	—	—	—	—	—	—	8,750	—	—	550,725
Michael R. Nill	3/2/2018	449,125	898,250	1,796,500	—	—	—	—	97,600	62.94	2,165,320
	3/2/2018	—	—	—	—	—	—	11,680	—	—	735,139
John T. Peterzalek	5/4/2018	268,570	537,140	1,074,280	—	—	—	—	61,247	57.24	1,204,616
	5/4/2018	—	—	—	—	—	—	7,145	—	—	408,980
	9/7/2018	—	—	—	—	—	—	31,139	—	—	2,000,058
Jeffrey A. Townsend	3/2/2018	449,125	898,250	1,796,500	—	—	—	—	97,600	62.94	2,165,320
	3/2/2018	—	—	—	—	—	—	11,680	—	—	735,139

(1)	These amounts represent the lowest level of payout, if any payout is triggered, for each metric under the Performance Compensation Plan.

(2)
These amounts represent the maximum available payout under the Performance Compensation Plan. Actual fiscal year 2018 amounts earned under the Performance Compensation Plan are included in the Summary Compensation Table.

(3)	These amounts reflect the number of shares underlying RSUs subject to time-based vesting.

(4)	The exercise price is equal to the closing fair market value of our Common Stock on the date of grant.

(5)
These amounts reflect the grant date fair value of the awards granted computed in accordance with FASB ASC Topic 718. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 29, 2018 for the relevant assumptions used to determine the valuation of our equity awards.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs as of December 29, 2018.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#) (2)	Market Value at December 29, 2018 of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares That Have Not Vested (#)	Market Value at December 29, 2018 of Unearned Shares That Have Not Vested ($)
Brent Shafer	2/8/2018	—	182,006	61.22	2/8/2028	(3)	—	—	—	—
	2/8/2018	—	—	—	—		40,292	2,095,587	—	—

Clifford W. Illig	3/6/2009	40,000	—	9.18	3/6/2019	(3)	—	—	—	—
	3/12/2010	40,000	—	21.30	3/12/2020	(3)	—	—	—	—
	3/11/2011	40,000	—	25.80	3/11/2021	(3)	—	—	—	—
	3/9/2012	30,000	—	38.43	3/9/2022	(3)	—	—	—	—
	3/1/2013	30,000	—	44.62	3/1/2023	(3)	—	—	—	—
	3/7/2014	20,000	5,000	60.37	3/7/2024	(3)	—	—	—	—
	3/12/2015	15,000	10,000	70.91	3/12/2025	(3)	—	—	—	—
	3/11/2016	12,000	18,000	54.01	3/11/2026	(3)	—	—	—	—
	3/3/2017	—	30,000	55.74	3/3/2027	(3)	—	—	—	—
	8/15/2017	—	50,000	63.44	8/15/2027	(3)	—	—	—	—
	3/2/2018	—	22,000	62.94	3/2/2028	(3)	—	—	—	—
	3/2/2018	—	—	—	—		2,640	137,306	—	—

Marc G. Naughton	3/11/2011	56,000	—	25.80	3/11/2021	(3)	—	—	—	—
	2/24/1997	70,000	—	1.88	2/24/2022	(4)	—	—	—	—
	3/9/2012	50,000	—	38.43	3/9/2022	(3)	—	—	—	—
	3/1/2013	50,000	—	44.62	3/1/2023	(3)	—	—	—	—
	3/7/2014	35,200	8,800	60.37	3/7/2024	(3)	—	—	—	—
	3/12/2015	26,400	17,600	70.91	3/12/2025	(3)	—	—	—	—
	3/11/2016	35,000	52,500	54.01	3/11/2026	(3)	—	—	—	—
	3/3/2017	—	87,500	55.74	3/3/2027	(3)	—	—	—	—
	9/1/2017	—	—	—	—		41,800	2,174,018	—	—
	3/2/2018	—	73,100	62.94	3/2/2028	(3)	—	—	—	—
	3/2/2018	—	—	—	—		8,750	455,088	—	—

Michael R. Nill	3/9/2012	80,000	—	38.43	3/9/2022	(3)	—	—	—	—
	3/1/2013	80,000	—	44.62	3/1/2023	(3)	—	—	—	—
	3/7/2014	58,400	14,600	60.37	3/7/2024	(3)	—	—	—	—
	3/12/2015	43,800	29,200	70.91	3/12/2025	(3)	—	—	—	—
	3/11/2016	56,000	84,000	54.01	3/11/2026	(3)	—	—	—	—
	3/3/2017	—	140,000	55.74	3/3/2027	(3)	—	—	—	—
	9/1/2017	—	—	—	—		70,400	3,661,504	—	—
	3/2/2018	—	97,600	62.94	3/2/2028	(3)	—	—	—	—
	3/2/2018	—	—	—	—		11,680	607,477	—	—

John T. Peterzalek	4/30/2013	12,000	—	48.39	4/30/2023	(3)	—	—	—	—
	4/29/2014	10,200	10,200	50.04	4/29/2024	(3)	—	—	—	—
	5/12/2015	30,000	20,000	67.24	5/12/2025	(3)	—	—	—	—
	12/14/2015	27	—	59.94	12/14/2025	(5)	—	—	—	—
	5/10/2016	32,800	49,200	55.24	5/10/2026	(3)	—	—	—	—
	5/1/2017	—	82,000	65.27	5/1/2027	(3)	—	—	—	—
	12/14/2017	—	—	—	—		26,251	1,365,314	—	—
	5/4/2018	—	61,247	57.24	5/4/2028	(3)	—	—	—	—
	5/4/2018	—	—	—	—		7,145	371,611	—	—
	9/7/2018	—	—	—	—		31,139	1,619,539	—	—

Jeffrey A. Townsend	3/9/2012	80,000	—	38.43	3/9/2022	(3)	—	—	—	—
	3/1/2013	80,000	—	44.62	3/1/2023	(3)	—	—	—	—
	3/7/2014	58,400	14,600	60.37	3/7/2024	(3)	—	—	—	—
	3/12/2015	43,800	29,200	70.91	3/12/2025	(3)	—	—	—	—
	3/11/2016	56,000	84,000	54.01	3/11/2026	(3)	—	—	—	—
	3/3/2017	—	140,000	55.74	3/3/2027	(3)	—	—	—	—
	9/1/2017	—	—	—	—		70,400	3,661,504	—	—
	3/2/2018	—	97,600	62.94	3/2/2028	(3)	—	—	—	—
	3/2/2018	—	—	—	—		11,680	607,477	—	—

(1)
Equity awards granted in 1997 were made from Plan D; grants in 2010 were made from Plan F; grants in 2009 and on March 11, 2011 were made from Plan G; grants in 2012 to 2018 were made from the Long-Term Incentive Plan. We no longer make grants from Plans D, F or G.

(2)	Includes RSUs subject to continued employment through the vesting dates. Except as noted below, these awards are scheduled to vest (or have vested) as follows:

Brent Shafer	•	20,146 shares on March 1, 2020
	•	20,146 shares on March 1, 2021

Clifford W. Illig	•	2,640 shares on March 2, 2021*

Marc G. Naughton	•	41,800 shares on September 1, 2019
	•	8,750 shares on March 2, 2021

Michael R. Nill and Jeffrey A. Townsend	•	70,400 shares on September 1, 2019
	•	11,680 shares on March 2, 2021

John T. Peterzalek	•	26,251 shares on December 14, 2019
	•	15,569 shares on September 7, 2020
	•	7,145 shares on May 4, 2021
	•	15,570 shares on September 7, 2021

*These RSUs were forfeited upon Mr. Illig's retirement on January 15, 2019.

(3)
Option vests over a five-year period with a 40% vest increment two years from the date of grant and 20% vest increments for each of the next three years thereafter. Option expires 10 years from the date of grant.

(4)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from the date of grant. Option expires 25 years from the date of grant.

(5)	Option vests over a two-year period with 100% vesting two years from the date of grant. Option expires 10 years from the date of grant.

2018 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock and RSUs held by our NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Brent Shafer	—	—	20,146	1,256,506
Clifford W. Illig	40,000	2,171,000	1,000	64,330
Marc G. Naughton	—	—	10,000	604,200
Michael R. Nill	—	—	20,100	1,210,233
John T. Peterzalek	—	—	9,400	561,094
Jeffrey A. Townsend	230,000	12,029,248	20,100	1,210,233

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock and RSUs by the fair market value of our Common Stock on the vesting date.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL

The following summaries set forth the actual or potential payments payable to our NEOs upon termination of employment or a Change in Control of the Company under (and as defined in) their current employment agreements and Cerner Executive Severance Agreements, as amended or supplemented. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems such action advisable.

Clifford W. Illig

Mr. Illig retired from Cerner effective January 15, 2019, and we owed him no further payments under his employment agreement other than unpaid salary of $13,462 and performance-based cash compensation earned through the termination date in the amount of $219,437. This amount was paid in lump sum. Upon his retirement, Mr. Illig forfeited any outstanding unvested equity awards. He has until January 15, 2020 to exercise outstanding vested options in accordance with the terms of each specific option agreement. However, the following provides a discussion of what compensation Mr. Illig would have been entitled to under his employment agreement if any of the noted events would have been triggered at the end of our 2018 fiscal year, as required by SEC rules.

Termination by us for Cause or Resignation by Mr. Illig (other than for Good Reason upon or following a Change in Control): Pursuant to his employment agreement, if Mr. Illig had been terminated for Cause or if Mr. Illig had resigned his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Illig would have been entitled to no further compensation or benefits under his employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: Unless otherwise provided in the award agreement entered into with Mr. Illig at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Illig (other than for Good Reason within 12 months following a Change in Control), Mr. Illig would have forfeited any outstanding unvested awards on the termination date, and he would generally have had a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.

Termination upon Death or Disability: If Mr. Illig's employment had been terminated as a result of a Disability (as defined in his employment agreement) or his death, we would have owed Mr. Illig no further compensation under his employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: If Mr. Illig's employment would have been terminated as a result of his death, his estate would have been entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death, Mr. Illig's estate would have received an additional $500,000. If Mr. Illig had died in a travel accident while on Cerner business, his estate would have received an additional $200,000.

Equity Awards: Unless otherwise provided in the award agreement entered into with Mr. Illig at the time of grant, upon termination due to Disability or death, Mr. Illig would have forfeited any outstanding awards, except that he or his estate would generally have had a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, could have decided to accelerate the vesting of any of Mr. Illig's options.

Termination by us without Cause (prior to a Change in Control): If Mr. Illig's employment had been terminated by us without Cause (as defined in his employment agreement), Mr. Illig would have been entitled to:

Severance Pay: i) two years' base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions), and ii) two times the average annual cash bonus received during the prior three-year period (less normal tax and payroll deductions) (which severance amounts would have been reduced pursuant to his employment agreement to the extent any amounts were classified as a "parachute payment" under Section 280G of the Internal Revenue Code, unless, even with the imposition of the 20% excise tax on Mr. Illig, he would have received a larger benefit than if his "parachute payments" were reduced (the "Reduced Amount")). These severance payments would generally have been payable pro rata during the two-year severance term on Cerner's regular paydays, other than amounts during the first six months that would have qualified as "excess severance payments" as defined under Section 409A of the Internal Revenue Code (which amounts will be paid at a later date in accordance with his employment agreement).

Benefits: health, vision and dental insurance benefits for a two-year period following the termination of employment.

Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Illig to the extent such grants would have vested based on the passage of time during the two-year period following the date of Mr. Illig's termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Illig would have generally had a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Termination by us without Cause or Resignation by Mr. Illig for Good Reason (both upon or following a Change in Control): If there had been a Change in Control of the Company (as defined in Mr. Illig's employment agreement), 50% of each equity incentive award granted to Mr. Illig under any of our equity incentive plans that had not yet vested would have become vested on the effective date of the Change in Control. In addition, Mr. Illig would have been entitled to the following if either: a) Mr. Illig's employment with us had been terminated without Cause within 12 months following the effective date of the Change in Control, or b) Mr. Illig had resigned his employment with Good Reason (as defined in his employment agreement) within 12 months after the Change in Control becomes effective:

Severance Pay: i) two years' base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions), and ii) two times the average annual cash bonus received during the prior three-year period (less normal tax and payroll deductions and less any Reduced Amount). These severance payments would have been payable either pro rata or in a lump sum depending on whether the Change in Control event met the definition of change in control under Section 409A of the Internal Revenue Code.

Benefits: health, vision and dental insurance benefits for a two-year period following the termination or resignation.

Equity Awards: The remaining 50% of each equity incentive award that had not yet vested would have become fully vested upon the effective date of such termination or resignation. The Compensation Committee or Board, however, could have decided to accelerate the vesting of any of Mr. Illig's options.

Non-compete Payments: Mr. Illig's employment agreement does not provide for non-compete payments (even though it contains a non-compete provision).

Assuming Mr. Illig's employment was terminated on December 29, 2018 under each set of circumstances set forth above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (other than for Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Clifford W. Illig	Cash Severance(3)	1,700,457	1,700,457	—	—	—
	Benefits(4)	30,808	30,808	—	500,000	—
	Value of Accelerated Equity	-(5)	137,306(6)	—	—	—
	Non-compete Payments	—	—	—	—	—

(1)	Assumes an effective Change in Control date of December 29, 2018.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, Mr. Illig's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. If Mr. Illig dies in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a two-year period, based on the rates in effect on January 1, 2019.

(5)
The payments relating to equity represent the value of unvested, accelerated stock options, restricted stock and RSUs as of December 29, 2018, calculated by multiplying the number of accelerated options, restricted stock and RSUs eligible for vesting within two years by the difference between the exercise price and the closing price of our Common Stock on December 28, 2018 (the last trading day in fiscal year 2018). It does not include the value of Mr. Illig's vested options as of December 29, 2018, which would equal $4,619,250.

(6)
The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs as of December 29, 2018, calculated by multiplying the number of accelerated options, restricted stock and RSUs eligible for vesting by the difference between the exercise price and the closing price of our Common Stock on December 28, 2018 (the last trading day in fiscal year 2018). It does not include the value of Mr. Illig's vested options as of December 29, 2018, which would equal $4,619,250.

50% of this amount relates to options, restricted stock and RSUs that would vest automatically upon a Change in Control even if Mr. Illig's employment continued and 50% represents options, restricted stock and RSUs that would vest upon Mr. Illig's termination of employment without Cause or Mr. Illig's resignation with Good Reason within 12 months following the date the Change in Control becomes effective.

Brent Shafer, Marc G. Naughton, Michael R. Nill, John T. Peterzalek and Jeffrey A. Townsend

Termination by us for Cause or on account of death or Disability or resignation by the NEO other than in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control): If one of the above noted NEO's employment is terminated by us for Cause or on account of the NEO's death or Disability (each an "Ineligible Severance Event"), the NEO will be entitled to: i) any accrued but unpaid base salary; ii) any owed reimbursements for unreimbursed business expenses; and iii) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which the NEO may be entitled under Cerner's employee benefit plans as of the NEO's termination date (the foregoing amounts described in clause i), ii) and iii) are collectively referred to as the "Accrued Amounts"). If an NEO resigns other than on account of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control), the NEO will be entitled to the Accrued Amounts; provided, that if the NEO resigns with fewer than 30 days' notice, or leaves employment prior to the 30-day notice period without Cerner's permission, the NEO will only be entitled to the Accrued Amounts through the date the NEO submits a notice of resignation.

Termination by us for other than an Ineligible Severance Event or resignation following Constructive Termination (in each case, prior to a Change in Control or more than 12 months after a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if, prior to a Change in Control or at any time after 12 months following a Change in Control, an NEO's employment is terminated by Cerner for any reason other than an Ineligible Severance Event or the NEO resigns following a Constructive Termination, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO's annual base salary at the time of the termination), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination. These severance payments will generally be payable pro rata during a 24-month severance term on Cerner's regular paydays.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-month severance term.

Equity Awards: except for Mr. Peterzalek, whose employment agreement, as amended, provides for immediate vesting of all stock options or stock appreciation rights and any other outstanding equity-based compensation awards, all other NEOs' employment agreements provide for immediate vesting of all stock options or stock appreciation rights and any other outstanding equity-based compensation awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and for all outstanding equity-based compensation awards that are intended to constitute "performance-based compensation" (excluding stock options and stock appreciation rights), such awards will vest or be forfeited in accordance with the terms of the award agreements if the applicable performance goals are satisfied.

Termination by us for other than an Ineligible Severance Event or resignation by an NEO for Good Reason (in each case, within 12 months following a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if there is a Change in Control of Cerner and within 12 months following the effective date of the Change in Control an NEO's employment is terminated by us for any reason other than for an Ineligible Severance Event or the NEO resigns for Good Reason, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-months following termination or resignation.

Equity Awards: if there is a Change in Control, our equity grant agreements provide for accelerated vesting of 50% of any outstanding and unvested equity incentive awards held by an NEO on the date that the Change in Control becomes effective. The remaining 50% of any unvested equity incentive award that has not yet vested will become fully vested upon the effective date of such termination or resignation. Outstanding equity awards with performance-based vesting will become vested as if an "at-target" level of goal achievement had been obtained.

Any of the above-described severance payments, equity award acceleration benefits or other benefits that are subject to the modified Section 280G carve back may be reduced if i) any portion of such payments or benefits become subject to the golden parachute penalty provisions under Section 280G or Section 4999 of the Internal Revenue Code, and ii) by reducing such payments or benefits the NEO is able to receive a larger portion of such payments and benefits by being able to avoid such golden parachute penalties.

Non-compete Payments: If any of Messrs. Naughton, Nill, or Peterzalek is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average cash earnings during the last three years of his employment. Neither Mr. Townsend's nor Mr. Shafer's employment agreement provides for non-compete payments (even though they each contain a non-compete provision).

Assuming employment was terminated on December 29, 2018 for each of Messrs. Shafer, Naughton, Nill, Peterzalek, and Townsend under each set of circumstances above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause or Resignation after Constructive Termination (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (other than due to a Constructive Termination prior to a CIC or for Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Brent Shafer	Cash Severance(3)	3,390,110	3,390,110	—	—	—
	Benefits(4)	23,873	23,873	—	500,000	—
	Value of Accelerated Equity(5)	2,095,587	2,095,587	—	—	—
	Non-compete Payments(7)	—	—	—	—	—

Marc G. Naughton	Cash Severance(3)	2,200,900	2,200,900	—	—	—
	Benefits(4)	23,873	23,873	—	500,000	—
	Value of Accelerated Equity(5)	2,629,106	2,629,106(6)	—	—	—
	Non-compete Payments(7)	1,830,828	1,830,828	—	—	—

Michael R. Nill	Cash Severance(3)	2,819,616	2,819,616	—	—	—
	Benefits(4)	37,663	37,663	—	500,000	—
	Value of Accelerated Equity(5)	4,268,981	4,268,981(6)	—	—	—
	Non-compete Payments(7)	2,430,033	2,430,033	—	—	—

John T. Peterzalek	Cash Severance(3)	2,100,228	2,100,228	—	—	—
	Benefits(4)	28,111	28,111	—	500,000	—
	Value of Accelerated Equity(5)	3,376,559	3,376,559(6)	—	—	—
	Non-compete Payments(7)	1,501,593	1,501,593	—	—	—

Jeffrey A. Townsend	Cash Severance(3)	2,819,616	2,819,616	—	—	—
	Benefits(4)	28,111	28,111	—	500,000	—
	Value of Accelerated Equity(5)	4,268,981	4,268,981(6)	—	—	—
	Non-compete Payments(7)	—	—	—	—	—

(1)	Assumes an effective Change in Control date of December 29, 2018.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination for other than an Ineligible Severance Event or resignation by the NEO following a Constructive Termination or for Good Reason, this amount includes the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEOs' dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation over a 24-month period, based on the rates in effect on January 1, 2019.

(5)
The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs as of December 29, 2018, calculated by multiplying the number of accelerated options, restricted stock and RSUs by the difference between the exercise price and the closing price of our Common Stock on December 28, 2018 (the last trading day in fiscal year 2018). It does not include the value of the NEOs' vested options as of December 29, 2018, which would equal the following amounts: Mr. Shafer, $0; Mr. Naughton, $6,025,960; Mr. Nill, $1,678,000; Mr. Peterzalek, $63,594; and Mr. Townsend, $1,678,000.

(6)
50% of this amount relates to options, restricted stock and RSUs that would vest automatically upon a Change in Control even if each NEO's employment continued and 50% represents options, restricted stock and RSUs that would vest upon each NEO's termination of employment for any reason other than an Ineligible Severance Event or each NEO's resignation for Good Reason within 12 months following the date the Change in Control becomes effective.

(7)
Non-compete payments represent payments for months four to 24 per the terms of Messrs. Naughton's, Nill's and Peterzalek's employment agreements, assuming the NEO is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. Neither Mr. Townsend's nor Mr. Shafer's employment agreement provides for non-compete payments.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of Mr. Shafer, our CEO on December 29, 2018, the last day of our 2018 fiscal year (the "Measurement Date"):

For 2018, our last completed fiscal year:

(1)	the annual total compensation of the median employee as identified using the steps below was $64,784; and

(2)
the annual total compensation of our CEO, as annualized for purposes of determining the pay ratio and discussed below, was $9,798,716, which included a significant sign-on equity award intended to replace long-term incentive compensation that Mr. Shafer forfeited when he left his prior employer and joined the Company.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Shafer, our CEO as of the Measurement Date, to the median employee was 151 to 1. Our CEO pay ratio has increased over the prior year, as we had an interim CEO, who is a co-founder of the Company and was paid significantly less total compensation given his significant equity holdings in the Company. In addition, Mr. Shafer's 2018 equity awards include both the value of his regular 2018 equity award and the value of equity awards granted to him upon his appointment as our new CEO. Mr. Shafer was appointed as CEO in February 2018 and we believe that the value of the annual and initial equity awards granted to him were aligned with market practice.

To identify the median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

(1)
We determined that as of the Measurement Date, our associate population (according to the methodology set forth under the Fair Labor Standards Act) for purposes of calculating our pay ratio consisted of approximately 29,200 individuals, with approximately 75% of our associate population located in the United States and 25% located outside of the United States.

(2)
Our associate population, after taking into consideration the adjustments permitted by Securities and Exchange Commission rules (as described below), consisted of approximately 27,900 individuals as of the Measurement Date. As the majority of our associates are located in the United States, we applied the de minimis exemption.

a.	We excluded approximately 5% or 1,300 associates from our associate population employed by us in the following countries:

Australia	Finland	Norway	Slovakia
Austria	France	Portugal	Spain
Belgium	Ireland	Qatar	Sweden
Brazil	Malaysia	Romania	United Arab Emirates
Canada	Mexico	Saudi Arabia
Egypt	Netherlands	Singapore

b.	The remaining 95% of our associate population included in our calculation (which consists of approximately 27,900 associates) are employed by us in the following countries:

United States of America
India
Germany
United Kingdom

(3)
To identify the median employee from our associate population we compared the base pay of our associates on the Measurement Date, as base pay is the primary compensation element for most of our associates. We define "base pay" as the annual salary level for salaried associates and annual base hourly rate multiplied by scheduled hours for hourly workers, as reported in our centralized human resource system. We did not make any cost-of-living adjustments in identifying the median employee.

(4)	Using this methodology, we determined that the median employee was a full-time salaried associate located in the United States.

(5)
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such associate's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $64,784.

(6)
As reported in our filings with the Securities and Exchange Commission, we had more than one CEO during fiscal year 2018. Mr. Shafer was appointed in February 2018 and was serving as CEO on the Measurement Date. We annualized his compensation based on the compensation awarded to him when he was appointed as CEO. This resulted in annual total compensation for purposes of determining the pay ratio in the amount of $9,798,716, which exceeds the amount reported for him in the 2018 Summary Compensation Table by $165,715.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our Directors is an executive officer of an entity of which a Company executive officer is a director. Dr. Bisbee has an interest in a certain reportable transaction as set forth under the section of this Proxy Statement titled "Certain Transactions," which was approved or ratified by a majority of the disinterested Directors. Other than Dr. Bisbee, none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under Item 404 of Regulation S-K.

None of the Company's current Compensation Committee members (Denis A. Cortese, Linda M. Dillman, Julie L. Gerberding, George A. Riedel, R. Halsey Wise, and William D. Zollars) is or during the last fiscal year was: (i) an officer or employee of the Company, or (ii) a former officer of the Company.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics and Other Governance Documents
We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer). Any amendments to or waivers of the Global Code of Conduct applicable to our Directors, executive officers, including our Chief Executive Officer and Chief Financial Officer, or our Chief Accounting Officer will be posted on www.cerner.com.

We have also adopted Corporate Governance Guidelines, which together with charters of the Board Committees, provide the framework for the governance of Cerner.

Our Corporate Governance Guidelines and our Global Code of Conduct can be found on our website at www.cerner.com under "About Us, Corporate Governance." Shareholders may request a free copy of these governance documents from: Cerner Corporation, c/o Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Board Leadership Structure
Our Corporate Governance Guidelines reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual, and the Board has exercised its discretion in combining these positions and appointing Mr. Shafer to serve as Chairman and CEO. The Board believes that it is in Cerner's best interests and benefits our shareholders to combine these positions because Mr. Shafer has deep experience in and knowledge of the health care and health care IT industries and his serving in both capacities will ensure a direct connection between the Board and the Company's leadership team and increase efficiency. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of the Company and our shareholders.

The Board has designated William D. Zollars as the Lead Independent Director to preside over all executive sessions of the independent Directors of the Board (the "Lead Independent Director"). The Lead Independent Director's responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors at the request of any of them, establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman of the Board and the independent Directors. The independent Directors generally meet in executive session at each regularly scheduled Board meeting and may hold additional executive sessions as they determine necessary or appropriate. Each of the four Board Committees - Audit, Compensation, NG&PP and F&S - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Mr. Zollars, our current Lead Independent Director, and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for us and our shareholders.

Board Oversight of Enterprise Risk
Much attention continues to be given to the subject of how companies identify and manage corporate risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Enterprise Risk Management team conducts an annual survey of our executive leadership team to identify risks, and together with our other compliance focused teams (such as Compliance/Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing our various risks on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify, assess and mitigate our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, data privacy, cybersecurity, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and policies that have been adopted in connection with the management of such risks. Due to the dynamic nature of risk, the overall status of our significant risks are updated and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities of risk management.

Proactive enterprise information protection - both data privacy and cybersecurity - risk management is a key focus of the Board, and specifically the Audit Committee. As part of the Board's oversight of risk management, the Audit Committee receives regular reports at Board meetings from the Company's Senior Vice President and Chief Information Officer and the Vice President and Chief Security Officer, covering the evolving cybersecurity threat landscape, our information protection security program and related priorities and controls. Furthermore, the Company's enterprise security group tracks progress of the Company's key cybersecurity risk mitigation activities and processes and updates the Audit Committee on that progress.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications
The NG&PP Committee works with our Board to determine the characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse background, experience, ethnicity, gender, race and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. We endeavor to have a diverse Board representing varied and in-depth experience in business, health care, information technology, government and in areas that are relevant to our global activities (as more specifically described below). The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

In evaluating the suitability of individual Board members, our Board considers many factors, including independence; expertise in cloud and consumer information technology; expertise in enterprise software; expertise in the clinical, business and/or policy aspects of healthcare; an understanding of financial statements; experience in management or governance of publicly traded companies; experience in global business; government or public policy experience; information protection (data privacy and cybersecurity) experience; and gender, race, ethnicity or other diversity. The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to education, to background, to gender, race and ethnicity. The NG&PP Committee will seek qualified Board candidates from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations and professions such as accounting, human resources and legal services. The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

The Board does not believe that Directors should expect to be re-nominated following the expiration of their terms. Directors up for re-nomination must meet the same standards and requirements and go through the same review process for consideration for re-nomination as those being considered as a newly appointed/elected candidate.

The NG&PP Committee works with the full Board to regularly evaluate Board composition to assess the skills and capabilities that are relevant to the Board's work and the Company's strategy and the number of directors needed to fulfill the Board's responsibilities under our Corporate Governance Guidelines and committee charters.

The table below summarizes the key qualifications, skills, and attributes that each Director and nominee (excluding Dr. Cortese, who will retire at the end of his term) brings to the Board. Each Director and nominee possesses numerous other skills and competencies not identified below. A mark indicates a specific area of focus or expertise which the Board considers the person to contribute significantly to the overall Board skill set. Not having a mark does not mean the Director or nominee does not possess that qualification or skill. Director and nominee biographies above under "Information Concerning Our Directors and Nominees" describe each person's background and relevant experience in more detail.

	Gerald E. Bisbee	Linda M. Dillman	George A. Riedel	R. Halsey Wise	Julie L. Gerberding	Brent Shafer	William D. Zollars	Mitchell E. Daniels	John J. Greisch	Melinda J. Mount
Board Class / Term Ends	III	III	III	III	I	I	I	II	II	II
	2019	2019	2019	2019	2020	2020	2020	2021	2021	2021
Age	76	62	61	54	63	61	71	70	63	59
Independence	✓	✓	✓	✓	✓		✓	✓	✓	✓
Cloud and consumer information technology		✓	✓			✓				✓
Enterprise software expertise		✓	✓	✓		✓
Clinical healthcare experience	✓				✓	✓
Healthcare business or operations experience	✓			✓	✓	✓	✓	✓	✓
Policy aspects of healthcare	✓	✓			✓	✓		✓
Financial statement expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Management or governance of publicly traded companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global business	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government and public policy experience				✓	✓	✓		✓
Information protection (data privacy and cybersecurity)		✓	✓		✓					✓
Gender, race, ethnicity or other diversity		✓			✓					✓

Nomination Process
The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has retained a third-party executive search and director recruitment firm to identify and assist in evaluating candidates, and the NG&PP Committee has also identified potential candidates on its own. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise.

Shareholders who wish the NG&PP Committee to consider their recommendations for Director nominees should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Any such recommendations should include the nominee's name and qualifications for Board membership. Generally, such proposed candidates are considered by the NG&PP Committee at its regularly scheduled meetings and, if recommended by the NG&PP Committee, presented for consideration by the Board at its regularly scheduled meeting during the first quarter of the year prior to the annual shareholders' meeting. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

In addition, the Company's Bylaws permit shareholders to nominate Directors for election at an annual shareholders' meeting. To nominate a Director, the shareholder must deliver the information required by the Company's Bylaws in accordance with the procedures described below in "Shareholder Proposals."

Mr. Wise was initially recommended by the Company's financial advisor. Mr. Greisch was initially recommended by the Company's CEO. Ms. Mount and Mr. Riedel were initially recommended by representatives of Starboard. Each of the Board's nominees for this year's election, Gerald E. Bisbee, Linda M. Dillman, George A. Riedel and R. Halsey Wise, has been recommended by our NG&PP Committee and nominated for election by the full Board.

Shareholder Access to Directors
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.

Majority Voting for Directors
Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including Nasdaq Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

CERTAIN TRANSACTIONS

The Company participates in the Health Management Academy, a network of executives from the nation's largest integrated health systems and the industry's most innovative companies striving to shape the future of health care. The Academy facilitates the exchange of best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. Dr. Bisbee, a member of our Board, is the Executive Chairman of and owner of approximately 24.5% of the common stock of the Health Management Academy. The total amount of fees paid by the Company in 2018 to the Health Management Academy was $200,000. We intend to continue our participation in the Health Management Academy in 2019 and expect to incur total fees of the same amount in 2019.

In 2018, we paid approximately $169,650 to OnGoal, LLC ("OnGoal") for a corporate suite, meetings and other events at Sporting Park (including catering costs and event logistics fees) and other venues directly or indirectly owned or managed by OnGoal, and Sporting Kansas City season and event/group tickets and related expenses. OnGoal owns the Sporting Kansas City professional soccer team and is a minority owner in several venues utilized by the Company for meetings and other events in the ordinary course of business.

In addition, we have entered into a five-year agreement with OnGoal that permits Sporting Kansas City to utilize parking spots for OnGoal's staff on game days at our Continuous Campus at no rental cost to Sporting Kansas City/Major League Soccer. When OnGoal is using our parking lot, Sporting Kansas City will provide shuttles to and from the stadium, provide their own clean-up and insurance and pay us for security for the parking lots during OnGoal's usage. OnGoal paid us approximately $4,950 in security services expenses during 2018. The total amounts receivable under the agreement for security services expenses through 2022 are expected to be approximately $25,000. OnGoal is owned 78.1% by an entity that is indirectly owned 50% by Mr. Illig.

Certain executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill's aggregate cash compensation for fiscal year 2018 was $437,000. On May 4, 2018, Dr. Nill was awarded (i) options under the Company's Omnibus Plan to purchase 28,013 shares of the Company's Common Stock at an exercise price of $57.24 per share, such options to vest at various amounts over a period of five years, and (ii) 3,268 time-based RSUs to vest on May 4, 2021. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief People Officer. Ms. Wilson's aggregate cash compensation for fiscal year 2018 was $768,000. On March 2, 2018, Ms. Wilson was awarded (i) options under the Company's Omnibus Plan to purchase 55,600 shares of the Company's Common Stock at an exercise price of $62.94 per share, such options to vest at various amounts over a period of five years, and (ii) 6,660 time-based RSUs to vest on March 2, 2021. Jeffrey Naughton, the son of Marc Naughton, Chief Financial Officer, is employed by the Company as a Market General Manager. Mr. J. Naughton's aggregate compensation for fiscal year 2018 was $126,430. On May 4, 2018, Mr. J. Naughton was awarded (i) options under the Company's Omnibus Plan to purchase 364 shares of the Company's Common Stock at an exercise price of $57.24 per share, such options to vest at various amounts over a period of five years, and (ii) 40 time-based RSUs to vest on May 4, 2021. Kyle Peterzalek, the son of John Peterzalek, Executive Vice President and Chief Client Officer, is employed by the Company as a Senior Patient Financial Services Leader. Mr. K Peterzalek's aggregate compensation for fiscal year 2018 was approximately $145,358. Dana Peterzalek, the daughter-in-law of John Peterzalek, Executive Vice President and Chief Client Officer, is employed by the Company as a Manager, Lead Solution Advisor. Mrs. Peterzalek's aggregate compensation for fiscal year 2018 was approximately $126,885. On May 4, 2018, Mrs. Peterzalek was awarded (i) options under the Company's Omnibus Plan to purchase 364 shares of the Company's Common Stock at an exercise price of $57.24 per share, such options to vest at various amounts over a period of five years, and (ii) 40 time-based RSUs to vest on May 4, 2021. See the 2018 Summary Compensation Table and Compensation Discussion and Analysis for a discussion of NEO compensation.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted a written policy governing the approval of transactions with related parties that are reasonably expected to be disclosable under Item 404(a) of Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy and Global Code of Conduct that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction. Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board and will be promptly disclosed as required by law or Nasdaq Rules.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and ratification by the Audit Committee on an annual basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 29, 2018 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 1, 2019 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (ii) each Director and nominee for election as a Director, (iii) each Named Executive Officer included in the Summary Compensation Table, and (iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole investment power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
The Vanguard Group, Inc.(1)	33,205,832	10.23%
BlackRock, Inc.(2)	22,078,769	6.80%
Clifford W. Illig(3)	10,576,985	3.26%
Jeffrey A. Townsend(4)	605,663	*
Marc G. Naughton(5)	492,088	*
Michael R. Nill(6)	481,867	*
John T. Peterzalek(7)	122,070	*
Gerald E. Bisbee	50,800	*
Denis A. Cortese(8)	23,250	*
Mitchell E. Daniels(9)	22,900	*
William D. Zollars	22,872	*
Linda M. Dillman	22,778	*
Julie L. Gerberding(10)	6,900	*
George A. Riedel(11)	320	*
Melinda J. Mount(12)	270	*
John J. Greisch(13)	130	*
Brent Shafer	52	*
R. Halsey Wise	—	*
All Directors and executive officers, as a group (18 persons)	2,451,360	*
*Less than one percent.

(1)
Schedule 13G/A, dated January 10, 2019 and filed by The Vanguard Group, Inc., reported sole voting power with respect to 379,269 shares of Common Stock, shared voting power with respect to 71,237 shares of Common Stock, sole investment power with respect to 32,757,900 shares of Common Stock and shared investment power with respect to 447,932 shares of Common Stock. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)
Schedule 13G/A, dated February 4, 2019 and filed by BlackRock, Inc., reported sole voting power with respect to 19,444,714 shares of Common Stock and sole investment power with respect to 22,078,769 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(3)
Mr. Illig reports sole voting and investment power with respect to 8,817,985 shares of Common Stock and shared voting and investment power with respect to 1,759,000 shares of Common Stock. This amount includes 187,000 shares of Common Stock issuable upon exercise of options that are vested. 9,884,449 shares of which Mr. Illig is deemed to have beneficial ownership are pledged as security. Such number includes pledges by certain of Mr. Illig's family members but are included in the total because he is deemed to be the beneficial owner in accordance with SEC rules.

Such number of shares includes 408,332 shares held in trust by Bonne A. Illig, wife of Mr. Illig, serving as trustee for their children.

Mr. Illig retired from the Board effective January 15, 2019. The information provided for Mr. Illig is provided to the best of the Company's knowledge.

(4)
Mr. Townsend has sole voting and investment power with respect to 605,663 shares of Common Stock. This amount includes 431,400 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(5)
Mr. Naughton has sole voting and investment power with respect to 436,146 shares of Common Stock and shared voting and investment power with respect to 55,942 shares of Common Stock. This amount includes 392,700 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

Such number of shares includes 55,942 shares held jointly with Janise Naughton, wife of Mr. Naughton. Such number of shares excludes 2,600 shares beneficially owned by Janise Naughton. Mr. Naughton disclaims beneficial ownership of such shares.

(6)
Mr. Nill has sole voting and investment power with respect to 481,867 shares of Common Stock. This amount includes 431,400 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(7)
Mr. Peterzalek has sole voting and investment power with respect to 103,780 shares of Common Stock and shared voting and investment power with respect to 18,290 shares of Common Stock. This amount includes 95,227 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(8)	Dr. Cortese has shared voting and investment power with respect to 23,250 shares of Common Stock.

(9)	Mr. Daniels has shared voting and investment power with respect to 22,900 shares of Common Stock.

(10)
Dr. Gerberding has sole voting and investment power with respect to 6,900 shares of Common Stock. This amount includes 1,500 shares of Common Stock issuable from restricted stock units that will vest within 60 days.

(11)	As of March 14, 2019, Mr. Riedel solely owns, through one or more brokerage accounts, 320 shares of Common Stock. Mr. Riedel has sole voting and investment power with respect to all of his shares.

(12)	As of March 14, 2019, Ms. Mount, as trustee of a trust, beneficially owns 270 shares of Common Stock.

(13)	As of April 2, 2019, Mr. Greisch, as trustee of a trust, beneficially owns 130 shares of Common Stock. He has sole voting and investment power with respect to all of his shares.

PROPOSAL #1

ELECTION OF DIRECTORS

The Board has nominated Gerald E. Bisbee, Jr., Ph.D., M.B.A., Linda M. Dillman, George A. Riedel, M.B.A. and R. Halsey Wise, M.B.A. for election as Class III Directors. Dr. Bisbee and Ms. Dillman are Class III Directors who have served on our Board since 1988, and 2010, respectively, and Mr. Riedel and Mr. Wise have served on our Board since April 8, 2019 and are first-time nominees. Unless otherwise instructed, the persons named as proxies will vote for the election of Dr. Bisbee, Ms. Dillman, Mr. Riedel and Mr. Wise. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above under "Information Concerning Directors and Nominees," along with information about other members of our Board.

Vote Required

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed above under "Consideration of Director Nominees - Majority Voting for Directors." Our Board recommends a vote "For" the election of each of the nominees.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 29, 2018 was KPMG. KPMG has audited our financial statements since 1983.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually reviews KPMG's independence and performance in deciding whether to retain KPMG or engage a different independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG's historical and recent performance on our audit.

•	KPMG's capability, knowledge of and expertise in handling the complexity of our global operations and industry.

•	Appropriateness of KPMG's fees for audit and non-audit services (see below).

•	KPMG's independence and established internal controls to ensure that KPMG is proactively addressing any independence or quality concerns.

•	The quality and candor of KPMG's communications with the Audit Committee and management.

•
KPMG's tenure as our independent auditor. We believe the benefits of a longer tenured audit firm are considerable and include the following: (i) institutional knowledge can result in higher audit quality; (ii) eliminating the learning curve related to our business can increase efficiency and keep costs competitive; and (iii) management time and resources can be focused on our business rather than onboarding and educating a new auditor.

Audit and Non-Audit Fees

The aggregate fees billed by KPMG for professional services rendered for the fiscal years ended December 29, 2018 and December 30, 2017 were as follows:

	2018	2017
Audit Fees	$2,584,170	$2,954,985
Audit-Related Fees	916,656	—
Tax Fees	—	—
Other Fees	162,031	17,988
Total	$3,662,857	$2,972,973

Audit Fees. Audit fees include fees for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q, for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements, and issuance of consents. Additionally, audit fees include fees for professional services rendered for audits of certain foreign subsidiaries in support of statutory reporting requirements.

Audit-Related Fees. Audit related fees include services in the form of attestation reports over internal controls in the form of System and Organization Controls (SOC) 1, 2 and 3 reports and HITRUST attestation, and other services related to the Company's ISO 27001 certifications.

Tax Fees. There were no tax fees billed to us by KPMG for the fiscal years ended December 29, 2018 and December 30, 2017.

All Other Fees. All other fees include services associated with providing observations and recommendations over internal controls associated with certain processes and our government contracting activities and compliance.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2018 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided by KPMG related to the fiscal year 2019. The planned services include the annual audit, quarterly reviews and issuances of consents related to SEC filings. Additionally, KPMG has been engaged in 2019 to provide audit related services in the form of attestation reports over internal controls in the form of System and Organization Controls (SOC) 1, 2 and 3 reports and HITRUST attestation, and other non-audit services related to the Company's ISO 27001 certifications.

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on its evaluation and the Audit Committee's determination that KPMG is independent, our Audit Committee has retained the firm of KPMG as our independent registered public accounting firm for fiscal year 2019, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the 2019 Annual Shareholders' Meeting, and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. Our Board recommends a vote "For" the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2019.

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach has resulted in our ability to attract and retain key executive talent necessary to lead us during a period of transition and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Company conducts the shareholder advisory votes on executive compensation on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company's 2020 Annual Shareholders' Meeting.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for advisory approval of this proposal. Our Board recommends a vote in favor of the approval of the compensation of the Company's NEOs as disclosed in this Proxy Statement.

PROPOSAL #4

APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE CERNER
CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN

On March 8, 2019, our Board of Directors adopted a proposed amendment and restatement of our Cerner Corporation 2011 Omnibus Equity Incentive Plan, subject to shareholder approval at the 2019 Annual Shareholders' Meeting. We are asking the Company's shareholders to approve the proposed amendment and restatement of our Omnibus Plan to increase the maximum number of shares of Common Stock authorized for issuance under the Omnibus Plan by an additional 22,300,000 shares of Company Common Stock ("Shares") and to make additional amendments to the Omnibus Plan as described below.

Since 2011, the Omnibus Plan has provided an important incentive to (i) create continued alignment of Cerner's vision and mission between eligible participants and shareholders, (ii) attract, hire and retain quality associates in an industry that has a very competitive market for talented employees, and (iii) meet the Company's goal of establishing a broad-based, long-term ownership focus for the Company's high performing associates. We believe that operation of the Omnibus Plan is important in attracting, retaining and motivating key associates, consultants, and non-employee Directors in a competitive labor market, which is essential to our long-term growth and success. It is the judgment of our Board of Directors that the amendments to the Omnibus Plan are in the best interests of Cerner and our shareholders.

Our shareholders initially approved the Omnibus Plan at the Company's 2011 Annual Shareholders' Meeting on May 27, 2011, to replace, with respect to future grants of equity awards, the Cerner Corporation 2004 Long-Term Incentive Plan G ("Plan G"). Our shareholders subsequently approved an amended and restated Omnibus Plan on May 22, 2015. Under the Omnibus Plan, as currently in effect, the maximum number of Shares reserved for issuance under the Omnibus Plan is 32,000,000, plus (i) that number of Shares available for issuance under Plan G as of May 27, 2011, and (ii) that number of Shares subject to awards under Plan G that were outstanding as of May 27, 2011 and that, on or after May 27, 2011, expire or are cancelled or terminated without the issuance of Shares thereunder. In addition, if an award under the Omnibus Plan is forfeited, terminated, surrendered, cancelled or expires, Shares underlying such awards may again be awarded under the Omnibus Plan. As of March 1, 2019, there were 7,705,086 Shares remaining authorized for issuance under the Omnibus Plan, and 20,773,918 Shares subject to outstanding awards under Plan G and the Omnibus Plan.

If approved by our shareholders, the proposed amended and restated Omnibus Plan would apply to any award grant made on or after May 30, 2019 (the "New Effective Date"), and all grants made before the New Effective Date would continue to be governed by the terms of the Omnibus Plan as in effect prior to this proposed amendment and restatement. The terms of the proposed amended and restated Omnibus Plan are not intended to affect the interpretation of the Omnibus Plan as it applies to grants made before the New Effective Date. If our shareholders do not approve the proposed amendment and restatement of the Omnibus Plan, the amended and restated Omnibus Plan will not be given effect, and the Omnibus Plan would continue as in effect prior to this proposed amendment and restatement.

Summary of Proposed Amendments

We are asking our shareholders to approve an amendment and restatement of our Omnibus Plan, which amendment and restatement, if approved, would result in the following material amendments:

•	Increase in Authorized Shares. The proposed amendments would increase the total number of Shares authorized for issuance under the Omnibus Plan by 22,300,000 Shares.

•
Clarify Treatment of Dividends and Dividend Equivalents. The proposed amendments would clarify that dividends or dividend equivalents would not be payable with respect to an award unless and until such award vests in accordance with the underlying terms of the grant.

•
Modify Minimum Vesting Requirements. The proposed amendments would provide that at least 95% of all awards under the Omnibus Plan would be subject to a minimum vesting requirement of at least one year. The Omnibus Plan currently imposes a minimum vesting requirement only with respect to restricted stock and restricted stock unit awards and requires, subject to exception, a three-year minimum vesting requirement for at least a portion of such awards subject to time-based vesting conditions and a one-year minimum vesting requirements for such awards subject to performance-based vesting conditions.

•
Adjust Fungible Share Ratio. The proposed amendments would increase the ratio by which Shares subject to full-value awards granted after the New Effective Date are counted against the total number of shares authorized for issuance under the Omnibus Plan from 2.4 to 2.68 for each Share subject to such awards. The proposed amendments would also make the same increase to the ratio by which Shares subject to full-value awards granted after the New Effective Date that are forfeited, terminated, surrendered, cancelled or expired, once again become available for issuance under the Omnibus Plan.

•
Impose a Limit on Non-Employee Director Compensation. The proposed amendments would impose a cap on the aggregate value of all compensation paid or granted to any non-employee Director for serving as a Director, including grants under the Omnibus Plan and cash fees paid to such Director, of $600,000 per calendar year (or $900,000 per calendar year for any non-employee Director for serving as Chairman of the Board), excluding special compensation for service as a committee chair, for services as Lead Independent Director, and grants made in connection with the initial appointment of such Director.

•	Extend the Expiration Date of the Omnibus Plan. The proposed amendments would extend the expiration date of the Omnibus Plan from May 21, 2025 to May 29, 2029.

The Board believes that the Omnibus Plan, as amended and restated to incorporate these changes, will better serve the interests of our shareholders, support effective governance and further demonstrate reasonable use of the Shares authorized for issuance under the Omnibus Plan.

Background and Determination of Shares Amounts

In determining the number of Shares issuable under the proposed amended and restated Omnibus Plan, our Board of Directors considered a number of factors, including: our award grant history under our equity incentive plans; our historical burn rate under our equity incentive plans; the number of Shares remaining available under the Omnibus Plan for future awards; the number of outstanding unvested and unexercised equity awards; the potential dilution resulting from the proposed increase in Shares available under the Omnibus Plan; and the potential shareholder value transfer resulting from the proposed increase.

In setting the number of proposed additional Shares issuable under the Omnibus Plan, as amended and restated, our Board of Directors also considered the following annual share usage under our equity compensation program for fiscal years 2016-2018 as follows:

	Fiscal 2018	Fiscal 2017	Fiscal 2016	Average

Options Granted	3,597,831	4,300,875	4,133,072	4,010,593
Restricted Stock and Restricted Stock Units Granted - Full Value Awards at 2.68:1(1)	1,440,792	1,677,337	156,941	1,091,690
Total Shares Granted including New Fungible Ratio Impact	5,038,623	5,978,212	4,290,013	5,102,283
Weighted Average Common Stock Outstanding as of End of Fiscal Year	330,083,931	331,372,915	337,740,256	333,065,701

Burn Rate - Annual Usage(2)	1.53%	1.80%	1.27%	1.53%

(1)	The number of Shares subject to restricted stock unit awards in the table equals the actual number of Shares subject to such awards multiplied by 2.68.

(2)	Represents Total Shares Granted (as adjusted based on the new fungible share ratio) divided by Weighted Average Common Stock Outstanding.

The historical amounts shown above are not necessarily indicative of the Shares that might be awarded in 2019 and beyond, including under the proposed amended and restated Omnibus Plan.

If we continue making equity awards consistent with our past practices over the past three years as set forth above, we estimate that the Shares available for future awards, including the increase of 22,300,000 additional Shares available for issuance if the proposed amended and restated Omnibus Plan is approved, will be sufficient for awards for at least four years. While we believe this estimate is reasonable, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual usage are changes in market grant values, changes in the number of recipients, changes in our stock price, payout levels of performance-based awards, changes in the structure of our long-term equity incentive program and forfeitures of outstanding awards.

As of March 1, 2019, we had approximately 21,959,455 Shares subject to outstanding equity awards. The 21,959,455 Shares are comprised of 879,219 Shares subject to full value awards (consisting of restricted stock and restricted stock units) plus 21,080,236 Shares subject to outstanding stock options. The overhang of the outstanding equity awards of 21,959,455 Shares is 6.3% of the Company's weighted average common stock outstanding for the 12-month period ended March 1, 2019. The increase of 22,300,000 additional Shares available for issuance under the Omnibus Plan, as proposed to be amended and restated, together with the 7,705,086 remaining Shares available for issuance under the Omnibus Plan, would increase the fully diluted overhang percentage by an additional 7.4% to approximately 13.7% at March 1, 2019.

Additional information in respect of price, term and overhang by equity grant award type currently outstanding, as of March 1, 2019, is included in the following table:

	Options	Restricted Stock and Restricted Stock Units

Weighted Average Exercise Price/Grant Date Fair Value(1)	$ 52.83	$ 62.79
Weighted Average Remaining Recognition Period	3.13 years	1.95 years
Overhang of Currently Outstanding Awards	6.0%	0.3%

(1)	Represents the weighted average grant date exercise price for options and weighted average grant date fair value for restricted stock and restricted stock units.

In its determination to recommend that the Board approve the amended and restated Omnibus Plan, the Compensation Committee reviewed the analysis prepared by management in consultation with Deloitte Consulting, its independent compensation consultant, which included the foregoing burn rate, dilution and overhang metrics, as well as peer group market practices and trends, and the cost of the proposed amended and restated Omnibus Plan. Management's analysis was based on generally accepted evaluation methodologies used by proxy advisory firms, and based on this analysis, we believe that the number of Shares under the proposed amended and restated Omnibus Plan is within generally accepted standards as measured by an analysis of our peers.

While the number of Shares remaining authorized for issuance under the Omnibus Plan as of March 1, 2019 is sufficient to cover the remaining 2019 anticipated grants under the Omnibus Plan, we expect that this share reserve will be depleted before the anticipated grants to be made in 2020. If the proposed amendment and restatement to the Omnibus Plan, including the increase in the number of Shares authorized for issuance thereunder, is not approved, we will not be able to continue issuing awards under the Omnibus Plan after the remaining number of authorized Shares have been exhausted, which could negatively impact our ability to recruit, retain and motivate present or future associates, consultants or non-employee Directors.

In light of the factors described above, and because the ability to grant equity compensation is vital to our ability to recruit, retain and motivate present or future associates, consultants and directors, the Board has determined that the total authorized number of shares under the proposed amended and restated Omnibus Plan is reasonable and appropriate at this time.

DESCRIPTION OF THE OMNIBUS PLAN, AS AMENDED AND RESTATED

Below is a brief summary of the Omnibus Plan, as proposed to be amended and restated, which does not purport to be a complete description of all of the provisions of the amended and restated Omnibus Plan. It is qualified in its entirety by reference to the full text of the Omnibus Plan, as proposed to be amended and restated, which is attached hereto as Appendix II.

General. Shares under the Omnibus Plan may be issued to eligible persons pursuant to equity awards, such as stock options, SARs, restricted stock, restricted stock units, performance shares, performance units, performance grants and bonus shares (collectively, all such types of awards referred to as "Awards"). The Omnibus Plan provides for the granting of Awards to designated eligible participants, which include our key associates, non-employee Directors and certain consultants.

Purpose. The purpose of the Omnibus Plan is to encourage eligible participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders by aligning the economic interests of the eligible participants with those of the Company's shareholders. The Omnibus Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of eligible participants upon whose judgment and special efforts the Company is largely dependent for the successful conduct of its operations.

Eligibility to Receive Awards. Designated key associates of the Company and its subsidiaries, non-employee Directors and certain consultants are eligible to be granted Awards under the Omnibus Plan. However, incentive stock options (see below) may be granted only to associates of the Company. As of March 1, 2019, there were approximately 29,300 associates and consultants (including all of our executive officers) and six non-employee Directors who would be eligible to participate in the Omnibus Plan. However, our historical practices have been to grant awards on a more limited basis.

Shares. The Omnibus Plan permits the issuance of up to 54,300,000 Shares pursuant to Awards granted under the Omnibus Plan, plus (i) that number of Shares available for issuance under Plan G as of May 27, 2011, and (ii) that number of Shares subject to awards under Plan G that were outstanding as of May 27, 2011 and that, on or after May 27, 2011, expire or are cancelled or terminated without the issuance of Shares thereunder. As of March 1, 2019, there were 7,705,086 Shares remaining authorized for issuance under the Omnibus Plan and 20,773,918 Shares subject to outstanding awards under Plan G and the Omnibus Plan.

Options and SARs issued under the Omnibus Plan will be counted against the maximum share limit as one Share for each Share subject to the option or SAR, and any grant of restricted stock, restricted stock unit, bonus share, performance unit, performance grant or performance share ("Full Value Grants") granted after the New Effective Date will be counted against the maximum share limit as 2.68 Shares for each one Share, except as otherwise permitted under the Omnibus Plan. For purposes of counting the number of Shares available for Awards, if and to the extent Shares subject to an outstanding grant are not issued by reason of forfeiture, termination, surrender, cancellation or expiration, then such Shares immediately become available for issuance under the Omnibus Plan and are credited back (applying the same fungible share ratio that was applicable at the time of grant of the original Award) to the maximum share limit. Each Share subject to Full Value Grants that were granted after the New Effective Date will be credited 2.68 Shares and each Share subject to other Awards will be credited one Share. Shares withheld or tendered with respect to the payment of any option exercise price, shares withheld or tendered with respect to payment of any applicable federal, state and local income withholding, payroll or similar taxes, Shares repurchased by the Company using option exercise price proceeds, and all Shares underlying any portion of an option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) count against the maximum share limit. To the extent that restricted stock units or performance units are settled in cash, any Shares underlying such Awards that are not issued in light of such Award being settled in cash, will be added back to the maximum share limit applying the same fungible share ratio that was applicable at the time of grant of the original Award. All of the Shares issued under Plan G that became subject to new Awards under the Omnibus Plan are subject to these same fungible share ratios and share counting provisions in effect at the time of the grant of the Award.

Minimum Vesting. Except with respect to a maximum of five percent (5%) of the Shares available for issuance under the Omnibus Plan (as such number of Shares may be increased from time to time in accordance with the Omnibus Plan), grants made under the Omnibus Plan on or after the New Effective Date will not vest or become exercisable before the first anniversary of such grant's date of grant. Any Shares granted before the New Effective Date that were exempted from the minimum vesting schedule previously set forth in the Omnibus Plan before the New Effective Date will count toward the aggregate limit on such Shares described in the preceding sentence. For purposes of grants to non-employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company's shareholders to the next annual meeting of the Company's shareholders. The Compensation Committee or the grant instrument may provide for accelerated exercisability, vesting or payment in the event of death, disability, termination of employment or other "separation from service" within the meaning of Internal Revenue Code (the "Code") section 409A and such accelerated Shares will not count against the five percent (5%) limitation.

Dividends and Dividend Equivalents. To the extent any grant provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested grants be paid unless and before the underlying grant has become vested pursuant to its terms.

Plan Administration. The Omnibus Plan is administered by the Compensation Committee of the Board, or such other committee as the Board may determine (the "Committee"), all of whom will be: (1) "non-employee directors" as defined by the Securities and Exchange Commission rules under the Securities Act of 1934, and (2) qualified to administer the Omnibus Plan and act as a member of the Committee pursuant to all applicable rules, regulations and listing standards of The Nasdaq Stock Market, including any applicable standards for independence. Subject to the terms of the Omnibus Plan, the Committee has the sole discretion to administer and interpret the Omnibus Plan and determine who may be granted Awards, the size and types of such Awards and the terms and conditions of such Awards.

Individual Grant Limitations. During any calendar year, no individual may be granted options or other grants under the Omnibus Plan that, in the aggregate, may be settled by delivery of more than two million (2,000,000) Shares. In addition, with respect to grants the value of which is based on the fair market value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such grants that exceed the greater of the fair market value of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only grants, and vice versa; nevertheless, grants that may be settled in Shares or cash must not exceed either limitation. With respect to grants, the value of which is not based on the fair market value of Shares, no individual may receive grants pursuant to the Omnibus

Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

Non-Employee Director Grant Limitations. With respect to non-employee Directors (other than a non-employee Director who is the Chairman of the Board), the aggregate value of all compensation paid or granted to any individual for service as a non-employee Director with respect to any calendar year, including Awards granted under the Omnibus Plan and cash fees paid by the Company to such non-employee Director outside of the Omnibus Plan, shall not exceed six hundred thousand dollars ($600,000), calculating the value of any awards granted during such calendar year based on the grant date fair value of such grants for financial reporting purposes, excluding special compensation paid to any non-employee Director when serving as a Committee Chair or as Lead Independent Director. The limitation in the immediately preceding sentence shall be nine hundred thousand dollars ($900,000) for a non-employee Director who is Chairman of the Board. The foregoing limitations shall not take into account any grant made in connection with the initial appointment of a non-employee Director and any Shares deferred pursuant to a nonqualified deferred compensation arrangement shall count against the foregoing limitation only during the calendar year in which such grant is initially made and not in the calendar year in which the deferred Shares are ultimately issued.

Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Omnibus Plan. The exercise price for any option (the "option price") is set by the Committee but may not be less than the fair market value of a Share on the date of grant. Options granted under the Omnibus Plan are exercisable at the times and on the terms established by the Committee. The grant and the terms of incentive stock options are restricted to the extent required by the Code. The option price must be paid in full in cash or the Committee also may permit payment of the option price by the tender of previously acquired Shares or such other legal consideration which the Committee determines to be consistent with the Omnibus Plan's purpose and applicable law, including, for nonqualified stock options, through a "net" settlement of the stock options whereby, upon the option exercise, the grantee is paid a number of Shares having a value equal to the intrinsic value of the option at the time of exercise. A repricing of options in any form as well as the cancellation of an underwater option in exchange for a cash payment or grant of any type of other award, including another stock option, is not permitted under the Omnibus Plan, unless otherwise approved by shareholders.

Stock Appreciation Rights. The Omnibus Plan permits the grant of SARs upon such terms as the Committee deems appropriate. The Committee has complete discretion to determine the number of SARs granted to any grantee and the terms and conditions pertaining to such SARs. Unless the Committee determines otherwise, the grant price shall be at least equal to the fair market value of a Share on the date of grant. When a grantee exercises a SAR, that grantee will receive an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or combination thereof. Neither the repricing of SARs nor the cancellation of outstanding underwater SARs in exchange for a cash payment or grant of any other type of Award under the Omnibus Plan (including SARs) is permitted under the Omnibus Plan unless such repricing or exchange is approved by shareholders.

Restricted Stock and Restricted Stock Unit Grants. The Omnibus Plan permits the grant of restricted stock and restricted stock unit awards. The Committee may establish conditions under which restrictions on Shares of restricted stock or restricted stock units will lapse over a period of time or according to such other criteria, such as the achievement of specific performance goals, as the Committee deems appropriate. Unless the Committee determines otherwise, during the period of time in which the Shares of restricted stock or restricted stock units are restricted, the individual to whom the Shares have been granted will not have the right to vote the Shares.

Performance Units, Performance Shares, Performance Grants and Bonus Share Grants. The Omnibus Plan permits the grant of performance units, performance share awards, performance grants and bonus share Awards. A performance unit represents the right of the grantee to receive a payment, in cash or Shares, in an amount based on achievement of established performance goals. A performance share represents the right of the grantee to receive a Share, or alternatively, the cash value of a Share, if performance goals established by the Committee are met. A bonus share award is an award of a Share, without any cost to the grantee, either in recognition of past performance or in connection with the Company's recruitment and hiring of the grantee. A performance grant is another type of Award available under the Omnibus Plan that will be issued or granted, become vested, exercisable or payable, as the case may be, upon achievement of certain performance goals. To the extent that any performance award (e.g., performance unit, performance share or other performance grant) is made, the Committee will establish a performance period during which performance shall be measured and at the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the performance award are met.

Nontransferability of Awards. Generally, Awards granted under the Omnibus Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, or as otherwise specifically permitted by the Committee. Nonqualified stock option grants may provide for limited transfer rights to family members or other persons permitted by the Committee.

Federal Income Tax Consequences. The following is only a general summary of the possible federal income tax consequences that could result under the Omnibus Plan and should not be relied upon as being a complete statement. It does not address the state or local tax aspects of participation in the Omnibus Plan.

The award of an option or SAR will create no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no income tax deduction when an incentive stock option is exercised. Upon exercising a nonqualified option or a SAR, the grantee must recognize ordinary income equal to the difference between the exercise price and the fair market value of Shares on the date of the exercise; the Company will be entitled to an income tax deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m) of the Code ("Section 162(m)"). Generally, there will be no tax consequence to the Company in connection with a disposition of Shares acquired by a grantee upon exercise of an option, except that the Company may be entitled to a tax deduction in the case of a disposition of Shares acquired by exercise of an incentive stock option before the applicable holding periods have been satisfied, subject to any possible limitation due to the compensation deduction limits of Section 162(m).

With respect to other Awards made under the Omnibus Plan that are settled either in cash or in Shares or other property that is either transferable or not subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m). With respect to Awards that are settled in Shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier, and the Company will be entitled to a deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m).

Grants Subject to Section 162(m). Section 162(m) limits the Company's deduction for compensation paid to certain executive officers to $1 million per year unless, generally, the arrangement pursuant to which such compensation is paid was in effect on November 2, 2017, and the compensation paid thereunder qualified as "performance-based" (the "Section 162(m) Grandfather"). While the scope of the Section 162(m) Grandfather will not be clear until the Treasury Department issues regulations, Cerner intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the Section 162(m) Grandfather. Although (i) none of the amendments apply to awards granted prior to the New Effective Date, and (ii) nothing in the restatement is intended or shall be interpreted as modifying any written binding contract existing on November 2, 2017, and relating to the Company's payment of compensation to the extent such modification would result in a loss of deductibility under the Section 162(m) Grandfather, Cerner considers the deductibility of Awards granted under the Omnibus Plan as only one factor in determining executive compensation. Cerner also takes into account and considers other factors in determining which types of Awards to grant or to amend, even to the extent such grant or amendment results in the compensation relating to the Award not being deductible under Section 162(m).

Amendment and Termination of the Omnibus Plan. Except as specifically provided for in the Omnibus Plan, the Committee or the Board may amend or terminate the Omnibus Plan at any time or from time to time, without obtaining the approval of the Company's shareholders. The Company, however, cannot amend the Omnibus Plan without obtaining the approval of the Company's shareholders: (i) to increase the aggregate number of Shares issuable under the Omnibus Plan, or (ii) to make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed. Unless terminated earlier by the Committee, the Omnibus Plan shall terminate on the day immediately preceding the tenth anniversary of the New Effective Date, unless the Omnibus Plan is extended with the approval of the shareholders.

Other Information

The closing price of our Shares on the Nasdaq Global Stock Market on March 1, 2019 was $55.95 per Share.

The following persons and groups have received grants of stock options to purchase the following number of Shares under the Omnibus Plan since its inception through March 1, 2019: (i) the Named Executive Officers, Brent Shafer - options to purchase 182,006 Shares, Clifford W. Illig - options to purchase 242,000 Shares, Marc G. Naughton - options to purchase 436,100 Shares, Michael R. Nill - options to purchase 683,600 Shares, John T. Peterzalek - options to purchase 476,274 Shares, and Jeffrey A. Townsend - options to purchase 683,600 Shares; (ii) all current executive officers as a group (8 persons) - options to purchase 3,436,756 Shares; (iii) all non-employee Directors on March 1, 2019 as a group (6 persons) - options to purchase 0 Shares; and (iv) all employees, including all current officers who are not executive officers, as a group - options to purchase 23,584,917 Shares. The amounts shown include Shares subject to options that may have been forfeited in whole or in part.

New Plan Benefits

The Compensation Committee has not made any grants of Awards under the Omnibus Plan that are conditioned upon shareholder approval of the proposed amendment and restatement of the Omnibus Plan. We cannot currently determine the benefits or number of Shares subject to Awards that may be granted in the future to eligible participants under the Omnibus Plan, as proposed to be amended and restated, because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Compensation Committee.

Equity Compensation Plan Information

The following table provides information about our Shares that may be issued under our equity compensation plans as of December 29, 2018:

(In thousands, except per share data)	Securities to be issued upon exercise of outstanding options and rights (1)	Weighted average exercise price per share (2)	Securities available for future issuance(3)
Plan category

Equity compensation plans approved by security holders (4)	22,674	$52.31	7,400
Equity compensation plans not approved by security holders	—		—

Total	22,674		7,400

(1)	Includes grants of stock options, time-based and performance-based restricted stock and restricted stock units.

(2)	Includes weighted-average exercise price of outstanding stock options only.

(3)	Excludes securities to be issued upon exercise of outstanding options and rights.

(4)
Includes the Stock Option Plan D, Stock Option Plan E, 2001 Long-Term Incentive Plan F, 2004 Long-Term Incentive Plan G and the Omnibus Plan. All new grants are made under the Omnibus Plan, as the previous plans are no longer active.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional Shares under the amended and restated Omnibus Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the proposed amended and restated Omnibus Plan by our shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cerner Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal. Our Board recommends a vote "For" the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS

Submitting a Shareholder Proposal for the 2020 Annual Shareholders' Meeting
For a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2020 Annual Shareholders' Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices on or before December 31, 2019. Such proposals must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder intends to present a proposal for consideration at the 2020 Annual Shareholders' Meeting that will not be included in our proxy statement pursuant to the procedures contemplated in the Company's Amended & Restated Bylaws as of March 2, 2018 (as amended, the "Bylaws"), outside the processes of SEC Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws. In general, the Bylaws require that the notice be received by the Corporate Secretary between January 31, 2020 and March 1, 2020, unless the date of the shareholder meeting is moved more than 30 days before or after May 30, 2020, in which case notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Notice received outside of these dates is considered untimely.

Director Nominations
Proxy Access Nominees
Our Bylaws allow a single shareholder or group of up to 20 shareholders who have held at least 3% of our common stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in our Proxy Statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To nominate an individual for election at our 2020 Annual Shareholders' Meeting and inclusion in our Proxy Statement, notice must be received by our Corporate Secretary at our principal executive offices no earlier than December 1, 2019 and no later than December 31, 2019 to be timely. The notice must contain the specific information required by our Bylaws.

Non-Proxy Access Nominations (Advance Notice Provisions)
To nominate an individual for election at the 2020 Annual Shareholders' Meeting outside of the proxy access (i.e. that will not be included in our proxy statement) process, the shareholder must give timely notice to the Corporate Secretary in accordance with the Company's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between January 31, 2020 and March 1, 2020, unless the date of the shareholder meeting is moved more than 30 days before or after May 30, 2020, in which case the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. The notice must contain the specific information required by our Bylaws.

General Information Relating to Shareholder Proposals and Nominations
Any shareholder who wishes to submit a shareholder proposal or to nominate a Director nominee should send such proposal or nomination to our principal executive offices at Cerner Corporation, Attention: Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Us, Corporate Governance."

The chairman of the annual meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2020 Annual Shareholders' Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2020 Annual Shareholders' Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, shareholders who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Annual Report and Proxy Statement, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single copy of our Annual Report and Proxy Statement, please notify our Corporate Secretary by mail at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 or by telephone at (816) 221-1024.

OTHER MATTERS

We know of no other matters to be brought before the 2019 Annual Shareholders' Meeting. If any other matter properly comes before the 2019 Annual Shareholders' Meeting, it is the intention of the persons named as proxies in the Proxy Card to vote the shares represented by the proxies in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 29, 2019

APPENDIX I

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
For the years ended December 29, 2018 and December 30, 2017
(unaudited)

ADJUSTED OPERATING EARNINGS AND ADJUSTED OPERATING MARGIN

(In thousands)	Years Ended
	2018	2017

Operating earnings (GAAP)	$774,785	$960,471

Share-based compensation expense	102,419	88,969
Health Services acquisition-related amortization	83,483	83,285
Acquisition-related deferred revenue adjustment	—	16,885
Allowance on non-current asset	45,320	—
Other adjustments	4,868	72

Adjusted Operating Earnings (non-GAAP)	$1,010,875	$1,149,682

Operating Margin (GAAP)	14.44%	18.68%

Adjusted Operating Margin (non-GAAP)	18.84%	22.36%

ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE

(In thousands, except per share data)	Years Ended
	2018	2017

Net earnings (GAAP)	$630,059	$866,978

Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	102,419	88,969
Health Services acquisition-related amortization	83,483	83,285
Acquisition-related deferred revenue adjustment	—	16,885
Allowance on non-current asset	45,320	—
Other adjustments	4,868	72

After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(45,911)	(53,795)
Share-based compensation permanent tax items	(1,696)	(62,501)
Impact of U.S. tax reform enacted in December 2017	—	(134,943)

Adjusted Net Earnings (non-GAAP)	$818,542	$804,950

Diluted weighted average shares outstanding	333,572	337,999

Adjusted Diluted Earnings Per Share (non-GAAP)	$2.45	$2.38

FREE CASH FLOW

(In thousands)	Years Ended
	2018	2017

Cash flows from operating activities (GAAP)	$1,454,009	$1,307,675
Capital purchases	(446,928)	(362,083)
Capitalized software development costs	(273,693)	(274,148)
Free Cash Flow (non-GAAP)	$733,388	$671,444

Cash flows from investing activities (GAAP)	$(828,937)	$(1,005,851)

Cash flows from financing activities (GAAP)	$(609,787)	$(110,984)

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, which we believe enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance. These non-GAAP financial measures are not meant to be considered in isolation, as a substitute for, or superior to GAAP results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. These non-GAAP measures may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We provide the measures of Adjusted Operating Earnings, Adjusted Operating Margin, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share as such measures are used by management, along with GAAP results, to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes. We provide the measure of Free Cash Flow as such measure takes into account certain capital expenditures necessary to operate our business. Free Cash Flow is used by management, along with GAAP results, to analyze our earnings quality and overall cash generation of the business.

We calculate each of our non-GAAP financial measures as follows:

Adjusted Operating Earnings - Consists of GAAP operating earnings adjusted for: (i) share-based compensation expense, (ii) Health Services acquisition-related amortization, (iii) acquisition-related deferred revenue adjustment, (iv) an allowance on non-current asset, and (v) other adjustments.

Adjusted Operating Margin - Consists of Adjusted Operating Earnings, as defined above, divided by revenues, in the applicable period; the result presented as a percentage.

Adjusted Net Earnings - Consists of GAAP net earnings adjusted for: (i) share-based compensation expense, (ii) Health Services acquisition-related amortization, (iii) acquisition-related deferred revenue adjustment, (iv) an allowance on non-current asset, (v) other adjustments, (vi) the income tax effect of the aforementioned items, (vii) share-based compensation permanent tax items, and (viii) impact of U.S. tax reform enacted in December 2017.

Adjusted Diluted Earnings Per Share - Consists of Adjusted Net Earnings, as defined above, divided by diluted weighted average shares outstanding, in the applicable period.

Free Cash Flow - Consists of GAAP cash flows from operating activities, less capital purchases and capitalized software development costs.

Adjustments included in the calculations of Adjusted Operating Earnings and Adjusted Net Earnings are described below:

Share-based compensation expense - Non-cash expense arising from our equity compensation and stock purchase plans available to our associates and directors. We exclude share-based compensation expense as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Share-based compensation expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Years Ended
	2018	2017

Sales and client service	$46,239	$48,063
Software development	21,468	19,196
General and administrative	34,712	21,710
Total share-based compensation expense	$102,419	$88,969

Health Services acquisition-related amortization - Non-cash expense consisting of the amortization of customer relationships, acquired technology, and trade name intangible assets recorded in connection with our acquisition of the Health Services business in February 2015. We exclude Health Services acquisition-related amortization as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Amortization of acquisition-related intangibles."

Acquisition-related deferred revenue adjustment - Consists of acquisition-related deferred revenue adjustments in connection with our acquisition of the Health Services business in February 2015. Accounting guidance requires that deferred revenue acquired in a business combination be written-down to an estimate of fulfillment cost, plus a normal profit margin, as a part of the allocation of purchase price to assets acquired and liabilities assumed. We add back the amount of the write-down applicable to the period as we believe such amount directly correlates to the underlying performance of our business operations.

Allowance on non-current asset - Consists of a pre-tax charge to provide an allowance against certain disputed client receivables with a specific former client. Such disputed receivables are included in our Condensed Consolidated Balance Sheets in the caption "Other assets," as the process for resolution has been on-going for approximately 10 years. We have excluded this charge as we believe the amount of such charge does not directly correlate to the underlying performance of our business operations in the period it was recorded. Such charge is included in our Condensed Consolidated Statements of Operations in the caption "Sales and client service" expense.

Other adjustments - Consists of certain charges which we believe may not directly correlate to the underlying performance of our business operations. Other adjustments for the three and twelve months ended December 29, 2018 are comprised of certain employee separation expenses including such expenses incurred in connection with our former president's separation from the Company. Other adjustments for the twelve months ended December 30, 2017 are comprised of acquisition, employee separation, and other costs associated with our acquisition of the Health Services business in February 2015. Such amounts are included in our Condensed Consolidated Statements of Operations in the caption "General and administrative" expense.

Income tax effect of pre-tax adjustments - The GAAP effective income tax rate for the applicable quarterly period adjusted for: (i) an allowance on non-current asset, as defined above, and the related income tax benefit of $6,080 thousand recognized in December 2018, (ii) impact of U.S. tax reform enacted in December 2017, as defined below, and (iii) $40,458 thousand of net excess tax benefits recognized in December 2017 related to a particular significant exercise of stock options; applied to pre-tax adjustments for Adjusted Net Earnings.

Share-based compensation permanent tax items - Consists of permanent items impacting the Company's income tax provision related to our share-based compensation arrangements, including net excess tax benefits recognized upon the exercise of stock options. We exclude such items as we believe the amount of such items in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income tax benefit (expense)."

Impact of U.S. tax reform enacted in December 2017 - Consists of a net benefit recorded to income tax expense (benefit) in connection with certain U.S. income tax reform enacted in December 2017, and certain contemporaneous U.S. tax accounting method changes. We have excluded such amount as it is a non-recurring net income tax benefit, and we believe the amount of such benefit does not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income tax benefit (expense)."

APPENDIX II

CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN

(As Amended and Restated May 30, 2019)

The purpose of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Plan") is to encourage designated key associates, consultants and non-employee directors of Cerner Corporation (the "Company") and its subsidiaries to contribute materially to the growth of the Company by providing such individuals with the opportunity to acquire Shares of the Company's stock, thereby benefiting the Company's shareholders by aligning the economic interests of the grantees with those of the shareholders. This Plan is amended and restated May 30, 2019, and except as specifically provided otherwise in Section 4, shall affect only Grants awarded on or after the New Effective Date (as defined in Section 20). Except as specifically provided otherwise in Section 4, Grants awarded prior to the New Effective Date shall continue to be governed by the terms of the Plan as in effect prior to the New Effective Date and the applicable Grant Instrument. The terms of this Plan are not intended to affect the interpretation of the terms of the Plan as it existed prior to the New Effective Date.

1.    Reallocation of Shares from Plan G

From and after the Original Effective Date (as defined in Section 20), the following shares of common stock of the Company ("Shares") from the Cerner Corporation 2004 Long-Term Incentive Plan G (the "Prior Plan") shall be available for issuance pursuant to the Plan: (i) all Shares available for the grants under the Prior Plan as of the Original Effective Date and (ii) with respect to outstanding grants under the Prior Plan as of the Original Effective Date that for any reason expire or are cancelled or terminated thereafter without having been exercised, delivered or vested in full, as the case may be, all Shares allocable to the unexercised, undelivered or unvested portion of each such grant (collectively, the "Prior Plan Shares"). Following the Original Effective Date, no additional grants shall be awarded under the Prior Plan. From and after the Original Effective Date, all outstanding grants under the Prior Plan shall remain subject to the terms of the Prior Plan.

2.    Administration

(a)    Committee. The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors or such other committee as the Board of Directors of the Company (the "Board") may designate to administer this Plan (the "Committee"). The Committee shall consist of three or more members of the Board, all of whom shall be: (i) "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) in the judgment of the Board, qualified to administer the Plan and act as a Member of the Committee pursuant to all applicable rules, regulations and listing standards of the Nasdaq Stock Market (or such other stock exchange on which Shares are traded), including any applicable standards for independence. Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

(b)    Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability, vesting or delivery and the acceleration of exercisability, vesting or delivery; (iv) amend the terms (other than terms related to initial pricing of the Shares) of any previously issued Grant; (v) cause the forfeiture of any Grant or recover any shares, cash or other property attributable to a Grant for violations of any Company ethics policy or pursuant to any Company compensation clawback policy; and (vi) deal with any other matters arising under the Plan.

(c)    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or, subject to applicable law, officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) with respect to Section 16 Persons, or (ii) in any way which would jeopardize the Company's ability to qualify for Rule 16b-3.

(d)    Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt, amend or rescind such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any grants awarded hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

3.    Grants

(a)    Eligible Types of Grants. Grants under the Plan may consist of grants of incentive stock options as described in Section 6 ("Incentive Stock Options"), nonqualified stock options as described in Section 6 ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options"), restricted stock as described in Section 7 ("Restricted Stock"), restricted stock units as described in Section 7 ("Restricted Stock Units"), stock appreciation rights as described in Section 8 ("SARs"), bonus shares as described in Section 9 ("Bonus Shares"), performance units as described in Section 9 ("Performance Units"), performance grants as described in Section 9 ("Performance Grants") and performance shares as described in Section 9 ("Performance Shares"), (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined in Section 5(b)).

(b)    Restrictive Covenants. The Committee may, in its sole and absolute discretion, place certain restrictive covenants in a Grant Instrument requiring the Grantee to agree to refrain from certain actions. Such restrictive covenants, if contained in the Grant Instrument, will be binding on the Grantee.

(c)    Dividends and Dividend Equivalents. The Committee may provide that Grants (other than Options or SARs) shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional Shares or common share equivalents. Notwithstanding the foregoing, to the extent any Grant provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested Grants be paid unless and before the underlying Grant has become vested pursuant to its terms.

(d)    Grant Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4(d) and 19 of the Plan and the remaining provisions of this Section 3(d), Grants made under the Plan on or after the New Effective Date shall not vest or become exercisable before the first anniversary of such Grant's date of grant. Notwithstanding the foregoing, the Committee may grant in the aggregate up to 5% of the Shares available pursuant to Section 4 (as such number of Shares may be increased from time to time in accordance with the Plan) to any Associate, Non-Employee Director or Consultant (each a "Service Provider") without respect to such minimum vesting requirement. For purposes of this Section 3(d), any Shares granted before the New Effective Date that were exempted from the minimum vesting schedule previously set forth in Section 7(a) of the Plan before the New Effective Date will count toward the aggregate limit on such Shares described in the preceding sentence. For purposes of Grants to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company's shareholders to the next annual meeting of the Company's shareholders. Notwithstanding the foregoing, nothing in this Section 3(d) shall preclude or limit any Grant or other arrangement (or any action by the Committee) from providing for accelerated vesting of such Grant in connection with or following a Grantee's death, Disability, termination of employment or other "separation from service" within the meaning of Internal Revenue Code (the "Code") section 409A.

(e)    Individual Grant Limitations. During any calendar year, no individual may be granted Options or other Grants under the Plan that, in the aggregate, may be settled by delivery of more than two million (2,000,000) Shares, subject to adjustment as provided in Section 4(d). In addition, with respect to Grants the value of which is based on the Fair Market Value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such Grants that exceed the greater of the Fair Market Value (as defined in Section 3(g)) of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that Grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only Grants, and vice versa; nevertheless, Grants that may be settled in Shares or cash must not exceed either limitation. With respect to Grants, the value of which is not based on the Fair Market Value of Shares, no individual may receive Grants pursuant to this Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

(f)    Non-Employee Director Grant Limitations. With respect to Non-Employee Directors (other than a Non-Employee Director who is the Chair of the Board), the aggregate value of all compensation paid or granted to any individual for service as a Non-Employee Director with respect to any calendar year, including Grants granted under this Plan and cash fees paid by the Company to such Non-Employee Director outside of the Plan, shall not exceed six hundred thousand dollars ($600,000), calculating the value of any Grants awarded during such calendar year based on the grant date fair value of such Grants for financial reporting purposes, excluding special compensation paid to any Non-Employee Director when serving as a Committee Chair or as Lead Independent Director. The limitation in the immediately preceding sentence shall be nine hundred thousand dollars ($900,000) for a Non-Employee Director who is Chair of the Board. The foregoing limitations shall not take into account any Grant made in connection with the initial appointment of a Non-Employee Director and any Shares deferred pursuant to a nonqualified deferred compensation arrangement shall count against the foregoing limitation only during the calendar year in which such Grant is initially made and not in the calendar year in which the deferred Shares are ultimately issued.

(g)    Definition of "Fair Market Value." For purposes of the Plan, the fair market value ("Fair Market Value") per Share as of any date shall be the reported closing sale price of the Share on The Nasdaq Stock Market (or such other national securities exchange in the event the Shares are not then traded on The Nasdaq Stock Market) as of that date, or if there is no such reported sales price on the relevant date, then on the last previous day on which a sale was reported. The Committee may with respect to any Grant and for any purpose other than establishing an Option Exercise Price or a SAR base amount, in its sole discretion and if consistently applied, elect that Fair Market Value for one or more purposes under the Plan will be determined based upon the last sale of a Share before, or the first sale of a Share after, the applicable measurement date, the arithmetic mean of the high and low prices of a Share on the trading day of, or the trading day before, the applicable measurement date, the average Share closing prices over a multi-day period ending on or before the applicable measurement date, or any other reasonable method using actual transactions in the Shares as reported by The Nasdaq Stock Market (or such other national securities exchange in the event the Shares are not then traded on The Nasdaq Stock Market).

4.    Shares Subject to the Plan

(a)    Shares Authorized. Subject to the adjustment provisions specified in Section 4(d) below, the aggregate number of Shares that may be issued or transferred under the Plan (which, for purposes of this Section includes Grants made before the New Effective Date) is Fifty Four Million Three Hundred Thousand (54,300,000) Shares plus the Prior Plan Shares (the "Maximum Share Limit"). The Shares may be authorized but unissued Shares or reacquired Shares, including treasury Shares and Shares purchased by the Company on the open market for purposes of the Plan.

(b)    Fungible Share Counting. Subject to adjustment under Section 4(d), an Option or SAR shall be counted against the Maximum Share Limit as one share for each Share subject to the Option or SAR, and any Grant of Restricted Stock, Restricted Stock Unit, Bonus Share, Performance Unit, Performance Grant or Performance Share

(a "Full Value Grant") shall be counted against the Maximum Share Limit as 2.68 Shares for each one Share subject to such Full Value Grant. To the extent that a Share that was subject to a Grant that counted as one share is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with one Share. To the extent that a Share that was subject to a Grant that counted as 2.68 Shares is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with 2.68 Shares. To the extent that a Share relating to a Grant made before the New Effective Date is returned to the Plan pursuant to Section 4(c) and such Grant was subject to a different fungible Share counting provision than the ones set forth herein, the applicable Share reserve relating to the Maximum Share Limit will be credited with that number of Shares equal to the fungible Share counting provision in the Plan at the time the Grant was made. For the avoidance of doubt, the fungible Share counting set forth in this Section 4(b) shall apply with respect to Grants made prior to and after the New Effective Date and apply solely with respect to determining the counting of Shares against the Maximum Share limit and shall not apply with respect to the counting of Shares under the individual Share limits set forth in Section 3(e).

(c)    Other Share Counting Rules. For purposes of counting the number of Shares available for Grants, if and to the extent Shares subject to an outstanding Grant are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration, then such Shares shall immediately again be available for issuance under this Plan and credited back to the Maximum Share Limit. Shares withheld or tendered with respect to the payment of any Option Exercise Price, Shares withheld or tendered with respect to payment of any Applicable Withholding Tax (as defined in and in accordance with Section 10), Shares repurchased by the Company using Option Exercise Price proceeds, and all Shares underlying any portion of an Option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against this Maximum Share Limit on the same basis as set forth above in Section 4(b). To the extent that RSUs or Performance Units are settled in cash, any Shares underlying such Grants which are not issued in light of such award being settled in cash, shall be added back to the Maximum Share Limit.

(d)    Adjustments. If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company's receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the Maximum Share Limit, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that no fractional shares resulting from such adjustment shall be issued under Plan as a result of an adjustment under this Section 4(d), although the Committee in its sole discretion may make a cash payment in lieu of fractional Shares. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number or kind of Shares outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 4(d) shall be made and shall occur automatically by application of such formula, without further action by the Committee.

(e)    Substitute Grants. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may approve Grants in substitution for any Options or other stock or stock-based awards granted by such entity or an affiliate thereof ("Substitute Grants"). Substitute Grants may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Grants contained in the Plan. Substitute Grants shall not count against the Maximum Share Limit set forth in Section 4(a), except as may be required by reason of section 422 and related provisions of the Code.

5.    Eligibility for Participation

(a)    Eligible Persons. All key associates of the Company and its subsidiaries ("Associates"), including Associates who are officers or members of the Board, shall be eligible to participate in the Plan. Members of the Board who are not Associates ("Non-Employee Directors") shall be eligible to participate in the Plan. Designated non-associate consultants or advisors to the Company or a subsidiary thereof who are natural persons (other than Non-Employee Directors) providing bona fide services that are not in connection with an offer or sale of any Shares and that are not directly or indirectly maintaining or promoting a market in the Shares ("Consultants") shall also be eligible to participate in the Plan.

(b)    Selection of Grantees. The Committee shall select the Associates, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Shares subject to a particular Grant, and shall establish such other terms and conditions applicable to such Grant, in such manner as the Committee determines. Associates, Non-Employee Directors and Consultants who receive Grants under this Plan are referred to herein as "Grantees."

6.    Option Grants

(a)    Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options to a Grantee.

(b)    Type of Option and Price.

(i)    The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. The maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the Maximum Share Limit and in no event may a Non-Employee Director or a Consultant be eligible to receive a grant of Incentive Stock Options.

(ii)    The purchase price (the "Exercise Price") of a Share subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a Share on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii)    Notwithstanding anything in this Plan to the contrary, in no event may the Committee (A) grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or amend outstanding Options (including amendments to adjust an Exercise Price), in each case with a lower Exercise Price than that of the replaced or outstanding Option, (B) cancel outstanding Options in exchange for a cash payment, a grant of replacement Options or SARs, or a grant of any other replacement Full Value Grant, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The Nasdaq Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company's shareholders.

(c)    Option Term. The Committee shall determine the term of each Option (the "Option Term"). The Option Term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have an Option Term that exceeds five (5) years from the date of grant.

(d)    Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. Subject to Section 3(d), the Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control.

(e)    Termination of Employment, Disability or Death. Except as provided below, an Option may only be exercised while the Grantee who is a Service Provider is employed by the Company. Except to the extent otherwise expressly provided in a Grant Instrument or the Option's exercise period is extended by the Committee in accordance with section 409A of the Code, if such a Grantee ceases to be employed for any reason other than a "disability", death or retirement, any Option held by the Service Provider shall terminate at the close of business ninety (90) days after the Grantee's last day of performing services as a Service Provider. In such case, and in all cases described below under (i), (ii), (iii) and (iv) below, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Grantee ceases performing services as a Service Provider. Nothing in this Section 6(e) shall limit the Committee's ability to extend the Option exercise period for any other reason, provided such extension does not extend the Option exercise period beyond the earlier of the last day of such Option's Option Term or the 10th anniversary of the Option's original date of grant.

(i)    In the event that the Grantee ceases to be employed in a manner determined by the Committee or Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Grantee within sixty (60) days of such termination), the Option may be exercised by the Grantee, or in the case of the Grantee's death, by the Grantee's beneficiaries entitled to do so, (A) if the Option is an Incentive Stock Option, within three months following the Grantee's retirement, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date of retirement, but in no event later than the expiration of the Option Term.

(ii)    In the event the Grantee dies while he or she is a Service Provider, within the period referred to in clause (iv) below, or within the period described in sub-clause (A) and (B) of clause (i), above, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within one year following the Grantee's date of death, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date of death but in no event later than the expiration of the Option Term.

(iii)    In the event the Grantee ceases to be employed by the Company because the Grantee becomes "disabled", or if the Grantee becomes disabled within the period referred to in clause (iv) below, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within twelve (12) months following the date Grantee's employment has ceased or the date the Grantee became disabled, whichever is later, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date Grantee's employment has ceased or the date the Grantee became disabled, whichever is later, but in no event later than the expiration of the Option Term.

(iv)    In the event the Grantee ceases to be employed by the Company because the Grantee is terminated or removed from the Board, as the case may be, for the convenience of the Company (as determined by the Committee or the Board in its sole discretion), any Incentive Stock Option or Nonqualified Stock Option exercisable on such date of termination or removal may be exercised by the Grantee within a period determined by the Committee, in its discretion, commencing on the date of termination of employment or removal from the Board and continuing for up to three (3) years after the date the Grantee's employment/service has ceased but in no event later than the expiration of the Option Term.

(v)    For purposes of this Section 6(e) and Sections 7, 8 and 9:

(A)    The term "Company" shall mean the Company and its subsidiary corporations.

(B)    "Disability" or "disabled" shall mean a Grantee becoming disabled within the meaning of section 22(e)(3) of the Code.

(f)    Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price and any Applicable Withholding Tax (pursuant to Section 10). The Grantee shall pay the Exercise Price for an Option (including any Applicable Withholding Tax pursuant to Section 10) as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering Shares owned by the Grantee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value for such Shares on the date of exercise equal to the aggregate Exercise Price and any Applicable Withholding Tax at the time of exercise, or (z) by such other method as the Committee may approve, including attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any Applicable Withholding Tax, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or with the approval of the Committee and solely with respect to a Nonqualified Stock Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Exercise Price and any Applicable Withholding Tax but will reduce the number of Shares upon the exercise by the largest number of whole Shares having a Fair Market Value on the date of exercise that does not exceed the aggregate Exercise Price and any Applicable Withholding Tax. In addition, the Committee may authorize loans by the Company to Grantees in connection with the exercise of an Option, upon such terms and conditions that the Committee, in its sole discretion deems appropriate. However, the Committee may not authorize any loans under this Plan to any of the Company's Section 16 Officers as defined by the Securities Exchange Commission and determined each year by the Board. Shares used to exercise an Option (and satisfy any Applicable Withholding Tax) shall have been held by the Grantee for the requisite period of time, if any, to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Applicable Withholding Tax (pursuant to Section 10) at the time of exercise. Shares shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any Applicable Withholding Tax is paid by or recovered from the Grantee.

(g)    Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds one hundred thousand U.S. dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(h)    Recovery of Applicable Withholding Tax. The Grantee of a Nonqualified Stock Option shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or withheld by the Company with respect to the exercise of such Options. The Company shall have the right to prevent the exercise of any Option until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

7.    Restricted Stock and Restricted Stock Units Grants

The Committee may issue or transfer Shares to a Grantee under a Grant of Restricted Stock or Restricted Stock Units, upon such terms as the Committee deems appropriate. A Restricted Stock Unit shall mean any unit granted under this Section 7 evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. Subject to the limitations set forth in Section 3 and except as otherwise specified in a Grant Instrument, the following provisions are applicable to Restricted Stock and Restricted Stock Units:

(a)    General Requirements. Shares issued or transferred pursuant to Restricted Stock and Restricted Stock Unit Grants may be issued or transferred with or without payment from a Grantee, as determined by the Committee. The Committee may establish conditions under which restrictions on Shares of Restricted Stock and Restricted Stock Units shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock and Restricted Stock Units will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

(b)    Number of Shares. Subject to Section 4, the Committee shall determine the number of Shares to be issued or transferred pursuant to a Restricted Stock Grant or issuable or transferable pursuant to a Restricted Stock Unit Grant and the restrictions applicable to such Restricted Stock or Restricted Stock Units.

(c)    Requirement of Employment. If the Grantee who is a Service Provider ceases to be a Service Provider during the Restriction Period, or if other specified conditions are not met, the Restricted Stock or Restricted Stock Unit Grant shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed at the close of business on the Grantee's last day as a Service Provider, and those Shares must be immediately returned to the Company. Subject to Section 3(d), as provided in the Grant Instrument or as elected by the Committee, in its sole discretion, in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control, restrictions for all or a portion of such Restricted Stock or Restricted Stock Unit may lapse upon the occurrence of such event.

(d)    Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of Restricted Stock or the rights relating to the Restricted Stock Units except to a Successor Grantee under Section 11(a). Each certificate for a Share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the Share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed.

(e)    Right to Vote. Unless the Committee determines otherwise, during the Restriction Period the Company, and not the Grantee, shall vote the Shares of Restricted Stock. A Grantee shall have no voting rights with respect to Restricted Stock Units.

(f)    Lapse of Restrictions. All restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. Subject to Section 3(d), the Committee may terminate the restrictions, in its discretion, as to any or all Restricted Stock Grants, without regard to any Restriction Period in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control. Upon the lapse of restrictions applicable to Restricted Stock Units, the Company shall settle the Restricted Stock Units by delivering to the Grantee a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee; provided that any fractional Share underlying Restricted Stock Units shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the applicable vesting date multiplied by the remaining fractional Restricted Stock Unit. Notwithstanding the foregoing, the Committee may elect to settle any outstanding Restricted Stock Units in cash in an amount equal to the Fair Market Value of the Shares underlying the vesting Restricted Stock Units and without any delivery of underlying Shares. Upon the settlement of any Restricted Stock Unit, the underlying Shares or cash payment shall be made within thirty (30) days of such settlement or as soon as administratively practicable, if later.

(g)    Recovery of Applicable Withholding Tax. The Grantee of Restricted Stock or Restricted Stock Units shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax to be paid to or withheld by the Company with respect to such Restricted Stock or Restricted Stock Units. The Committee shall have the right to retain possession of the certificates for Shares of Restricted Stock or suspend delivery of any payment relating to Restricted Stock Units until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

8.    Stock Appreciation Rights Grants

(a)    General Requirements. The Committee may grant SARs to a Grantee upon such terms as the Committee deems appropriate. The Committee shall establish the base amount of the SAR at the time the SAR is granted, which base amount shall be equal to or greater than 100% of the Fair Market Value as of such date of grant.

(b)    Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument and in accordance with Section 3; provided, however, that the term of the SAR shall not exceed ten years. Subject to the limitations of Section 3(d), the Committee or the Grant Instrument may provide for accelerated exercisability in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control. SARs may only be exercised while the Grantee is a Service Provider with the Company or during the applicable period after cessation as a Service Provider as described in Section 6(e) for Options.

(c)    Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(d)    Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, Shares, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If Shares are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

(e)    Recovery of Applicable Withholding Tax. The Grantee of a SAR shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable to or withheld by the Company with respect to the exercise of such SAR. The Company shall have the right to prevent the exercise of any SAR until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

(f)    Notwithstanding anything in this Plan to the contrary, in no event may the Committee: (A) grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, or amend outstanding SARs (including amendments to adjust a SAR base amount), in each case with a lower base amount than that of the replaced or outstanding SAR, (B) cancel outstanding SARs in exchange for a cash payment, a grant of replacement SARs or Options, or a grant of any other replacement Full Value Grant, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The Nasdaq Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company's shareholders.

9.    Performance Units, Performance Shares, Performance Grants and Bonus Shares Grants

(a)    General Requirements. The Committee may grant Performance Units, Performance Shares, Performance Grants or Bonus Shares to a Grantee. Each Performance Unit/Share shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit/Share, if performance goals established by the Committee are met. A Performance Unit shall have a value based on such measurements or criteria as the Committee determines. A Performance Share shall have a value equal to the Fair Market Value of a Share. A Performance Grant is any other Grant authorized under this Plan that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of one or more performance goals. A Bonus Share is a Share awarded to a Grantee without cost and without restriction in recognition of past performance (whether determined by reference to another associate benefit plan of the Company or otherwise) or in connection with the Company or one of its subsidiaries hiring an associate, as permitted by applicable law. Subject to Section 3, the Committee shall determine the number of Performance Units/Shares, Performance Grants and Bonus Shares to be granted and the requirements applicable to any such Grants.

(b)    Performance Period and Performance Goals. When Performance Units/Shares are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goals applicable to the Units/Shares ("Performance Goals") and such other conditions of the Grant as the Committee deems appropriate.

(c)    Payment with respect to Performance Units/Shares. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units/Shares are met, the value of the Performance Units (if applicable) and the amount, if any, to be paid with respect to the number of Performance Units/Shares that have been earned. Payments with respect to Performance Units/Shares shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee.

(d)    Requirement of Employment. If the Grantee who is an Associate ceases to be employed by the Company during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's Performance Units/Shares shall be forfeited at the close of business on the Grantee's last day of employment. Subject to Section 3(d), the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate. If the Grantee ceases to be employed by the Company after the expiration of a Performance Period but prior to payment, payment shall be made to the Grantee or the Successor Grantee, if applicable, as soon as practicable following the end of the Performance Period, but in no event more than two and a half (2 ½) months following the end of the Performance Period.

(e)    Recovery of Applicable Withholding Tax. The Grantee of Bonus Shares, Performance Grants, Performance Units or Performance Shares shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable to or withheld by the Company with respect to the Bonus Shares, Performance Grants, Performance Units or Performance Shares. The Committee will have the right to recover such Applicable Withholding Tax from the cash payable or shares to be allotted to the Grantee. The amount of Applicable Withholding Tax shall be payable by or recoverable from the Grantee in accordance with the provisions of Section 10.

10.    Withholding/Recovery of Taxes

(a)    Recovery of Applicable Withholding Tax. Grants under the Plan shall be subject to the Grantee's obligation to the Company to pay or have withheld any applicable federal, state, and local income, payroll or similar taxes (collectively, the "Applicable Withholding Tax"), wherever payable by the Company. The Company shall have the right to recover such Applicable Withholding Tax by deducting such amounts from Grants paid in cash or from other wages or compensation paid to the Grantee. In case of Options and other Grants paid in Shares, the Company may require the Grantee or any other person receiving such Shares to pay to the Company the amount of such Applicable Withholding Tax with respect to such Grants or the Company may deduct from other wages paid by the Company the amount of any Applicable Withholding Tax with respect to such Grants. The Company shall have the right to withhold an allotment of Shares in respect of SARs, Restricted Stock Units, Bonus Shares, Performance Shares or Performance Units until such Applicable Withholding Tax is paid by or recovered from the Grantee.

(b)    Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy any Applicable Withholding Tax obligation with respect to a Grant which is paid in Shares, by having Shares withheld having an aggregate Fair Market Value up to the amount of the Applicable Withholding Tax. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee. Once filed, such election will be irrevocable. The Committee may require such election to be made during specified periods during the year and at times during which a Section 16 Officer would otherwise be prohibited from engaging in purchases or sales with respect to the Shares.

11.    Transferability of Grants

(a)    Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights which have not been extinguished by the Grantee's death. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Grantee may transfer a Grant to family members or other persons or entities according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

12.    Grants Subject to Code Section 162(m)

Nothing in this restatement is intended nor shall be interpreted as modifying any written binding contract existing on November 2, 2017, and relating to the Company's payment of compensation to the extent such modification would result in a loss of deductibility under Code section 162(m).

13.    Deferrals

Except with respect to any Option or SAR for which no form of deferral election may be made, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee by virtue of the settlement or payment with respect to any Restricted Stock Unit, Bonus Shares, Performance Unit, Performance Share or Performance Grant. If any such deferral election is permitted or required, the Company shall establish rules and procedures for such deferrals and such rules and procedures will, at all times, be subject to and consistent with the requirements of Code section 409A and all applicable guidance thereunder such that none of the additive taxes under Code section 409A will apply.

14.    Requirements for Issuance or Transfer of Shares

No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

15.    Amendment and Termination of the Plan

(a)    Amendment. The Committee or the Board may amend or terminate the Plan at any time or from time to time, without obtaining the approval of the Company's shareholders, except that the Plan may not be amended without the approval of the Company's shareholders (i) to increase the aggregate number of shares issuable under the Plan (excepting proportionate adjustments made under Section 4(d) to give effect to stock splits, etc.) or (ii) make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed.

(b)    Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the New Effective Date, unless the Plan is terminated earlier by the Committee or is extended by the Committee with the approval of the shareholders.

(c)    Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)    Governing Document. The Plan shall be the controlling document. Except as specifically provided herein or in the Grant Instrument, no other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

16.    Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

17.    Rights of Participants

Nothing in this Plan shall entitle any Associate, Non-Employee Director, Consultant or other person to any claim or right to be awarded a Grant under this Plan, and no Grant shall entitle any Associate, Non-Employee Director, Consultant or other person to any future Grant. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

18.    No Fractional Shares

No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other Grants or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.    Reorganization, Merger, Consolidation, Sale of Assets or Change of Control

(a)    General. Except as otherwise provided in any Grant Instrument or other agreement approved by the Committee to which any Non-Employee Director, Consultant or Associate is a party, in the event that the Company undergoes a Change of Control, as defined in Section 19(c), each Option, share of Restricted Stock and other Grant held by a Non-Employee Director shall, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of such Change of Control. In addition to the foregoing, in the event the Company undergoes a Change of Control or in the event of a corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall also have the full power and discretion to prescribe and amend the terms and conditions of any outstanding Grants granted hereunder provided that any such amendment preserves the original economic intent of such Grant and intrinsic economic value of such Grant immediately before such amendment. Subject to Section 3(d), the Committee may remove restrictions on Restricted Stock and Restricted Stock Units and may modify the performance requirements for any other Grants. The Committee may provide that Options or other Grants granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Grants will expire. Any such determinations by the Committee may be made generally with respect to all Grantees, or may be made on a case-by-case basis with respect to particular Grantees. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation or Change of Control.

(b)    Stock Options. By way of illustration, and not by way of limitation, in the event of a Change of Control or in the event of corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee may, without obtaining shareholder approval (i) in all such events other than a liquidation, cause any Option then outstanding to be assumed by the surviving corporation in such corporate transaction; (ii) require the mandatory surrender to the Company by any Grantee of some (in all such events other than a liquidation) or all of the outstanding

Options held by a Grantee as of a date specified by the Company or the surviving corporation, in which event the Company or the surviving corporation shall thereupon cancel such Options and pay to each Grantee an amount of cash per share equal to the amount that could have been attained upon the exercise of such Option or realization of the Grantee's rights to the extent that such cash is available for distribution to Grantees after payment of all debt and senior securities of the Company; (iii) in all such events other than a liquidation, require the substitution of a new Option for some or all of the outstanding Options held by a Grantee provided that any replacement or substituted Option shall be equivalent in economic value to the Grantee; or (iv) in all such events other than a liquidation, make such adjustment to any such Option then outstanding as the Company deems appropriate to reflect such merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation.

(c)    Definition of Change of Control. For purposes of this Plan, a Change of Control of the Company shall mean:

(i)    The acquisition by any individual, entity or group within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act" a ("Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Company (the "outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition directly from the Company, (Y) any acquisition by the Company, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)    Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

20.    Effective Date of the Plan

This Plan was originally effective on May 27, 2011, the date this Plan was originally approved by the shareholders of the Company (the "Original Effective Date"). The Plan, as amended and restated, is effective on May 30, 2019, if approved by the shareholders of the Company on such date (the "New Effective Date").

21.    Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

22.    Miscellaneous

(a)    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to associates thereof who become Associates of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an associate of another corporation who becomes an Associate by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option, restricted stock grant or any other equity award made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with the Sarbanes Oxley Act of 2002 and all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In particular, and without otherwise limiting the provisions of this Section 22(b), no Grantee subject to section 16 of the Exchange Act may exercise any Option or SAR except in accordance with applicable requirements of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)    Military Service. Grants shall be administered in accordance with section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

(d)    Code Section 409A. This Plan is intended to meet the requirements of section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to section 409A of the Code and will be paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

(e)    Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Missouri.

Adopted by Shareholders on May 30, 2019.

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Tuesday, April 30, 2019 8:12 AM
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2019 Annual Shareholders' Meeting: Electronic Voting Instructions

The 2019 Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held at 10:00 a.m., local time, on May 30, 2019. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.

Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of April 30, 2019 (the "Record Date"). As of the Record Date, your Plan account reflected [123,456,789,012.000000] shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

There are four items for which you may vote:

Proposal #1:	The election of four director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2019.

Proposal #3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal #4:	Approval of the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan.
Details about each of these items are provided in our 2019 Proxy Statement.

The Board of Directors recommends that you vote FOR the election of director nominees Gerald E. Bisbee, Jr., Ph.D., M.B.A., Linda M. Dillman, George A. Riedel, M.B.A. and R. Halsey Wise, M.B.A.; and FOR Proposals 2, 3 and 4.

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/0012345678901

To access Proxy Vote, you will need the above CONTROL NUMBER and a four-digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. (ET), May 24, 2019. In accordance with the terms of the Plan, the Trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants by 11:59 p.m. (ET) on May 24, 2019.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Shareholders' Meeting to be held on May 30, 2019: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2018 Annual Report and 2019 Proxy Statement are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financial Information, Proxy Materials" or by following this link: https://www.cerner.com/About/Investor-Relations/Proxy-Materials. We encourage you to access and review the proxy materials before voting.

The Company's 2018 Annual Report and its 2019 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2018 Annual Report and 2019 Proxy Statement, please contact Brittney McCullough at (816) 221-1024.

Once you submit your votes, the process is complete and your votes will remain confidential.

+

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 29, 2019 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 24, 2019 for shares held in the Cerner Corporation Foundations Retirement (401k) Plan (the "Plan"). Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CERNER CORPORATION 2800 ROCKCREEK PARKWAY NORTH KANSAS CITY, MO 64117
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 29, 2019 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 24, 2019 for shares held in the Plan. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, it must be received by Broadridge before 10:00 A.M. Eastern Time on May 29, 2019.

VOTE IN PERSON
All shareholders of record as of April 30, 2019 (or holders in street name who have obtained a valid proxy) may vote in person at the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E76939-P23317 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

The Board of Directors recommends you vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4:
1. Election of Class III Directors
Nominees	For	Against	Abstain
1a. Gerald E. Bisbee, Jr., Ph.D., M.B.A.	☐	☐	☐
1b. Linda M. Dillman	☐	☐	☐
1c. George A. Riedel, M.B.A.	☐	☐	☐
1d. R. Halsey Wise, M.B.A.	☐	☐	☐			For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2019.						☐	☐	☐

3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.						☐	☐	☐

4. Approval of the proposed amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, including an increase in the number of authorized shares under the plan.						☐	☐	☐

5. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each nominee in Proposal 1; and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare Trust Company N.A., to make this change. Computershare's contact information is as follows:

Internet: www.computershare.com/investor

Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2019 Annual Meeting and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

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E40862-P05173

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2019 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held May 30, 2019, at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

The undersigned hereby appoints Brent Shafer or Randy D. Sims, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of common stock of Cerner Corporation which the undersigned is entitled to vote at the 2019 Annual Shareholders' Meeting of Cerner Corporation to be held on May 30, 2019, and at any postponement or adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

This Proxy Card will be voted "FOR" the election of director nominees: Gerald E. Bisbee, Jr., Ph.D., M.B.A., Linda M. Dillman, George A. Riedel, M.B.A. and R. Halsey Wise, M.B.A. and "FOR" Proposals #2, #3 and #4 if no choices are selected for any such proposals.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side